UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Brocade Communications Systems, Inc.

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Brocade Communications Systems, Inc. 130 Holger Way, San Jose, CA 95134 www.brocade.com

To the Shareholders of Brocade Communications Systems, Inc.:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of Brocade Communications Systems, Inc. (“Brocade” or the “Company”) to be held on April     , 2016, at              Pacific Time, at our corporate offices located at 130 Holger Way, San Jose, California 95134. The attached Notice of Annual Meeting of Shareholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. We urge you to promptly vote and submit your proxy via the Internet, by phone, or by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you attend the Annual Meeting, you can vote in person even if you previously submitted your proxy. Please vote as soon as possible.

Sincerely,

David L. House Chairman of the Board	Lloyd A. Carney Chief Executive Officer

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD OR VOTING INSTRUCTION CARD AS INSTRUCTED OR VOTE BY TELEPHONE OR USING THE INTERNET AS INSTRUCTED ON THE PROXY CARD, VOTING INSTRUCTION CARD OR THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

Use the Internet to vote your proxy until 11:59 p.m. (Eastern Time) on April , 2016.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (Eastern Time) on April , 2016.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

DATED FEBRUARY 4, 2016

Brocade Communications Systems, Inc. 130 Holger Way, San Jose, CA 95134 www.brocade.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL     , 2016

On April     , 2016, Brocade Communications Systems, Inc. will hold its 2016 Annual Meeting of Shareholders at              Pacific Time. The meeting will be held at Brocade’s corporate offices located at 130 Holger Way, San Jose, California 95134 for the following purposes:

•	To elect Judy Bruner, Lloyd A. Carney, Renato A. DiPentima, Alan L. Earhart, John W. Gerdelman, David L. House, L. William Krause, David E. Roberson and Sanjay Vaswani as directors;

•	To conduct a nonbinding advisory vote to approve executive compensation;

•	To approve the amendment and restatement of Brocade’s 2009 Employee Stock Purchase Plan;

•	To approve the amendment of Brocade’s bylaws to provide that the courts located within the state of Delaware will serve as the exclusive forum for the adjudication of certain legal disputes;

•	To ratify the appointment of KPMG LLP as Brocade’s independent registered public accountants for the fiscal year ending October 29, 2016; and

•	To transact such other business that may properly come before the meeting or at any adjournment or postponement thereof.

More information about these business items is described in the proxy statement accompanying this notice. Any of the above matters may be considered at the meeting at the date and time specified above or at any adjournment or postponement of such meeting.

Your vote is important. Whether or not you plan to attend the meeting in person, it is important that your shares be represented. To ensure that your vote is counted at the meeting, please vote as soon as possible.

For Brocade’s Board of Directors,

Ellen A. O’Donnell
Senior Vice President, General Counsel and Corporate Secretary

San Jose, California

February     , 2016

BROCADE COMMUNICATIONS SYSTEMS, INC.

PROXY STATEMENT FOR 2016 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. Please read the entire proxy statement carefully before voting.

ANNUAL MEETING INFORMATION
Time and date	Pacific Time on April , 2016
Place	Brocade’s corporate offices located at 130 Holger Way, San Jose, California 95134
Record date	Shareholders of record as of the close of business on February , 2016 are entitled to vote at the meeting
Attending the meeting	Please follow the instructions under “Can I attend the meeting in person?” in the “Questions and Answers About the Proxy Materials and Our Annual Meeting” section of this proxy statement

Items to be Voted on at the Annual Meeting

Item		Board Voting Recommendation
1.	Election of directors	FOR each director nominee
2.	Advisory vote to approve executive compensation	FOR
3.	Approval of the amendment and restatement of the 2009 Employee Stock Purchase Plan	FOR
4.	Approval of an amendment of our bylaws to provide that the courts located within the state of Delaware will serve as the exclusive forum for the adjudication of certain legal disputes	FOR
5.	Ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 29, 2016	FOR

Overview of Brocade

BUSINESS DESCRIPTION	KEY FACTS & FIGURES

•   Brocade is a leading supplier of networking hardware and software for businesses and organizations worldwide

•   Primary products and services include:

•  Storage Area Networking solutions

•  Internet Protocol networking solutions

•   Many of Brocade’s products enable customers to deploy next-generation data center technologies referred to as the “New IP”, including virtualization, cloud computing, software defined networking and network functions virtualization

	Ticker Market Capitalization FY 15 Revenues FY 15 Gross Margin FY 15 Operating Cash Flow Employees	BRCD (NASDAQ) $3.3 Billion as of Jan. 29, 2016 $2.3 Billion 67.5% $447 Million >4,600

Fiscal 2015 Performance Highlights

Our Board of Directors

Name	Age	Position	Director Since	Independent	Other Public Company Boards	Committee Memberships(1)
Judy Bruner	57	Director	2009	Yes	0	AC (Chair)
Lloyd A. Carney	53	CEO and Director	2013	No	1	CDC (Chair)
Renato A. DiPentima	74	Director	2007	Yes	0	NCGC
Alan L. Earhart	72	Director	2009	Yes	2	AC
John W. Gerdelman	63	Director	2007	Yes	1	AC, CDC
David L. House	72	Chairman	2004	Yes	0	CC, CDC, NCGC
L. William Krause	73	Director	2004	Yes	2	CC (Chair), NCGC
David E. Roberson	61	Director	2014	Yes	1	AC, CC, CDC
Sanjay Vaswani	56	Director	2004	Yes	1	CC, NCGC (Chair)
(1)	AC = Audit Committee, CC = Compensation Committee, CDC = Corporate Development Committee and NCGC = Nominating and Corporate Governance Committee

Shareholder Engagement Highlights

Since the beginning of fiscal 2015, we contacted over 30 shareholders who held in the aggregate approximately 55% of our outstanding shares and conducted conference calls or met in person (in some cases on more than one occasion) with approximately 20 shareholders who held in the aggregate approximately 45% of our outstanding shares. During our outreach efforts, we received feedback on the following issues, among others:

•	The potential amendment of our Bylaws to provide for proxy access by eligible shareholders, which our Board of Directors subsequently approved in January 2016;

•	The potential amendment of our Bylaws to provide that the courts located within the state of Delaware will serve as the exclusive forum for the adjudication of certain legal disputes, which we are presenting for shareholder approval in this proxy statement;

•	The “clawback” executive compensation recovery provision that we added to our 2009 Stock Plan and our 2015 Senior Leadership Plan in January 2015 and that we subsequently amended in September 2015;

•	Our executive compensation programs; and

•	The enhancement of our proxy statement disclosures.

Additional information about our 2015 shareholder engagement efforts is included under “Corporate Governance—Shareholder Engagement” below.

Corporate Governance Highlights

We maintain corporate governance practices designed to promote the long-term interests of our shareholders. The following are some of our key corporate governance policies and practices:

Majority of independent directors	Majority voting	No supermajority voting provisions
Separate CEO and independent Chairman	Shareholder special meeting right	Annual Board self-assessments
Annually elected directors	Proxy access	Shareholder engagement

Executive Compensation Highlights

Our executive compensation program continues to be based on a pay-for-performance philosophy. Our executive officers are compensated in a manner consistent with our strategy, competitive practice, corporate governance principles we believe to be sound, and shareholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our shareholders.

The following are some of our key executive compensation policies and practices:

Pay-for-performance philosophy	Independent Compensation Committee	Stock ownership guidelines
Large portion of compensation “at-risk”	Independent compensation advisor	Clawback provision
Performance-based equity awards	Annual “say-on-pay” vote	Annual executive compensation review
“Double-trigger” change of control	No guaranteed bonuses	Succession planning

CORPORATE GOVERNANCE

Governance Practices

We are adding this Corporate Governance section to our proxy statement at the suggestion of certain of our shareholders who have asked for more visibility and insight into our corporate governance practices. Our Board of Directors (“Board”) has always been actively engaged in promoting the long-term interests of our shareholders, maintaining internal checks and balances, strengthening management accountability and fostering responsible decision making by management, but we have not disclosed these efforts in prior years’ proxy statements in much detail. In fiscal year 2015, our Board asked the Nominating and Corporate Governance Committee to work with management to augment our communication with shareholders and to engage outside experts on evolving best practices in corporate governance, both of which have resulted in this additional disclosure. We highlight in the chart below certain key corporate governance practices, most of which have been in place for at least several years, and we provide further detail in subsequent sections regarding our increased engagement with shareholders.

Key Corporate Governance Practices

Majority of Independent Directors. All of the members of our Board other than our Chief Executive Officer are independent within the meaning of the NASDAQ listing rules and SEC rules and regulations.

Separate CEO and Independent Chairman Roles. Our Chairman of the Board, David L. House, is an independent member of our Board.

Independent Committees. All of the members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent within the meaning of the NASDAQ listing rules and SEC rules and regulations, including applicable enhanced independence requirements.

Annually Elected Directors. Each of the members of our Board is elected annually for a one-year term.

Majority Voting. Our Bylaws provide for majority voting in uncontested elections of directors.

Proxy Access. Our Bylaws permit eligible shareholders to nominate candidates for election to our Board and include those nominees in our proxy materials.

Special Meeting Right. Our Bylaws permit eligible shareholders or groups of shareholders to call a special meeting of shareholders.

No Supermajority Voting Provisions. We have no supermajority voting requirements in our charter or Bylaws.

Compensation Recovery (“Clawback”) Provision. Our Senior Leadership Plan and 2009 Stock Plan include a provision augmenting the Company’s ability to recover cash-based incentive compensation and performance-based equity awards from our CEO and certain other senior executives (including our named executive officers) if we correct or restate our financial statements due to a material accounting error. In addition, the “clawback” provisions provide that we will include certain disclosures about any efforts to recover (and any decisions not to seek recovery) in our annual proxy statement.

Stock Ownership Guidelines. We maintain stock ownership guidelines for our CEO and certain other senior executives under which they must accumulate and maintain, consistent with the terms of the guidelines, shares of our common stock.

Annual Board Self-Assessments. We have a robust process for conducting an annual self-assessment of the members of our Board and its committees.

Annual Corporate Governance Review. We conduct an annual review of our corporate governance practices, which includes benchmarking our practices against those of our peers.

Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.

Shareholder Engagement

In fiscal 2015, we significantly enhanced our outreach to shareholders by contacting broader groups and classes of shareholders, by including members of our Board directly in such engagements, by asking shareholders about their general governance concerns in addition to discussing the specific governance topics at issue for the Company, and by speaking directly with the proponents of shareholder proposals. These expanded efforts have yielded more robust and valuable feedback, much of which we incorporated in this proxy statement. While we had engaged with shareholders on specific topics in prior years, we are now committed to maintaining active dialogues with our shareholders to ensure that a diversity of perspectives are thoughtfully considered by our Board in its deliberations on specific governance issues and in the overall maintenance of our strong corporate governance profile.

Since the beginning of fiscal 2015, we contacted over 30 shareholders who held approximately 55% of our outstanding shares and conducted conference calls or met in person (in some cases on more than one occasion) with approximately 20 shareholders who held approximately 45% of our outstanding shares. The focus of our engagement efforts varied by season:

•	Our outreach efforts during the winter and spring of 2015 included members of our Board, our Chief Executive Officer, Chief Financial Officer and General Counsel and were focused on the proposals in the proxy statement for our 2015 Annual Meeting of Shareholders and the corporate governance changes that we had adopted in the months preceding the filing of that proxy statement. In particular, we sought to address the following:

¡	The amendment of our Bylaws in September 2014 to provide shareholders with the right to call a special meeting of shareholders;

¡	The amendment of our 2009 Stock Plan and our 2015 Senior Leadership Plan in January 2015 to include a “clawback” executive compensation recovery provision; and

¡	The reasons why the election of our director nominees, particularly the members of our Nominating and Corporate Governance Committee, was in the best interests of our shareholders.

•	Our conversations with shareholders during the fall of 2015 included the Chairman of our Nominating and Corporate Governance Committee, our Chief Financial Officer and our General Counsel and were structured primarily as open discussions about topics of interest to the shareholders to whom we spoke. In the course of those discussions, we also sought specific feedback on proxy access, exclusive forum provisions in our Bylaws and the enhancement of our proxy statement disclosures.

Shareholder Feedback on Proxy Access and Exclusive Forum Bylaws

Proxy Access

In our discussions with shareholders regarding proxy access, we sought and received the following feedback:

•	Shareholders generally supported the concept of proxy access and encouraged us to adopt it;

•	There was some divergence of opinion regarding the specific terms under which proxy access should be adopted, but shareholders generally recommended that we review and follow proxy access bylaws recently adopted by other public companies;

•	Shareholders recommended against adopting a proxy access bylaw that incorporated unnecessarily burdensome procedural hurdles or other restrictions; and

•	Shareholders encouraged us to avoid competing management and shareholder proxy access proposals.

Taking into account our Nominating and Corporate Governance Committee’s recommendation (which recommendation was based on its own deliberations over multiple meetings) and management’s discussions with the proponents of a subsequently withdrawn proxy access shareholder proposal, our Board amended our Bylaws in January 2016 to implement proxy access. As amended, our Bylaws permit a shareholder, or a group of up to 30 shareholders, owning three percent or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to two individuals or 20% of the Board, whichever is greater, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in our Bylaws.

During their deliberations, our Nominating and Corporate Governance Committee and our Board took into account the following factors:

•	The governance policies of our major shareholders;

•	The voting policies of the major proxy advisory firms;

•	The concentration of ownership of our shares;

•	The data provided by consultants relating to over 100 proxy access bylaws adopted by other companies;

•	The results of our outreach to shareholders;

•	Consultations with outside advisors;

•	Our general responsiveness and accountability to shareholders;

•	The limited anti-takeover provisions of our existing Certificate of Incorporation and Bylaws; and

•	The availability of other methods by which shareholders can seek to influence the decisions of our Board.

A timeline of the Board’s deliberations regarding proxy access is included below:

Preliminary Board Review			Shareholder Engagement		Extensive Board Review
JUNE – SEPTEMBER 2015		OCTOBER 2015	OCTOBER – DECEMBER 2015		DECEMBER 2015 – JANUARY 2016

Nominating and Corporate		Proxy access shareholder proposal received	✓	Conducted outreach to	Board reviewed:
Governance Committee				explicitly seek perspectives on	✓ ✓ ✓	Recommendation from Nominating and Corporate Governance Committee Feedback from shareholders Updated analysis of market trends
reviewed:				proxy access
✓ ✓ ✓ ✓ ✓	Market trends Peer company data Brocade’s governance profile Alternative methods and timing of adoption of proxy access Pros and cons of adopting proxy access pro-actively
			✓	With some exceptions, shareholders generally supported the concept of proxy access and encouraged us to adopt it

					✓	Updated peer company data
					✓	Analysis of potential proxy
access provisions
✓

There was some divergence of opinion regarding the specific terms under which proxy access should be adopted, but shareholders generally recommended that we review and follow proxy access bylaws recently adopted by other public companies

					✓	Draft proxy access bylaw

January: Board approved bylaw amendment to adopt proxy access with the following terms:

					✓	3% ownership threshold
					✓	3-year holding period
					✓	30-shareholder aggregation limit with aggregation of commonly managed funds

					✓	20% of directors nominated through proxy access with a minimum of two

Adoption of Exclusive Forum Bylaw

In discussions with shareholders that included the chair of our Nominating and Corporate Governance Committee and members of management, we also sought and received feedback from shareholders on whether to amend our Bylaws to designate the Delaware state and federal courts as the exclusive forum for the adjudication of certain legal disputes involving the Company. We also sought and received shareholder feedback on whether the Board should adopt an exclusive forum bylaw amendment unilaterally or propose an exclusive forum bylaw for approval by shareholders. We found that shareholders were generally supportive of (or not opposed to) such exclusive forum provisions adopted by Delaware corporations with the Delaware courts designated as the exclusive forum. In addition, many of our shareholders recommended we obtain shareholder approval of the bylaw.

Based on the feedback of shareholders, the recommendations of the Nominating and Corporate Governance Committee and its own deliberations, our Board determined that it would seek shareholder approval of an amendment to our Bylaws to include an exclusive forum provision. The Board’s statement in support of this amendment appears under “Proposal Four: Adoption of an Amendment to the Company’s Bylaws to Provide That the Courts Located within the State of Delaware Will Serve as the Exclusive Forum for the Adjudication of Certain Legal Disputes.”

Board Responsiveness to Shareholder Recommended Actions

While members of management have engaged in shareholder outreach for many years and have shared the results of that feedback with our Board and its Committees, the Company has not generally included that shareholder feedback in prior proxy statements or provided much visibility into the Board’s extensive deliberations on prior corporate governance matters. In our more extensive outreach in 2015, shareholders encouraged us to disclose the breadth and extent of such outreach and specifically to disclose the shareholder feedback received from our discussions and engagement. To address any potential concerns by shareholders and others relating to the responsiveness of our Board to the interests of shareholders, we were further encouraged to provide greater visibility into the Board’s corporate governance practices and the extent of its deliberations on corporate governance matters. We provide the following summary of our Board’s past deliberations and practices for context and greater understanding by shareholders of our Board’s commitment to strong corporate governance overall.

Shareholder Special Meeting Right

At our 2014 Annual Meeting of Shareholders in April 2014, an advisory shareholder proposal seeking to permit shareholders to call a special meeting of shareholders was approved by a majority of the shares voted. In seeking to responsibly address our shareholders’ desire to add this special meeting right, in September 2014, our Board amended our Bylaws to include a special meeting right with an ownership threshold of 25%, which was higher than the 10% ownership threshold provided for in the shareholder proposal, but specifically excluded other restrictive features, such as a requirement of record ownership, holding period requirements, limitations on the topics of special meetings and burdensome disclosure requirements. From its extensive deliberations, our Board concluded that a 25% threshold would strike an appropriate balance between enhancing shareholder rights and protecting against the risk that a relatively small number of shareholders with special interests could call special meetings that could result in significant additional expense and disruption to our business. Our Board further concluded that the higher threshold would not in practice prevent or unreasonably restrict the ability of shareholders to call a special meeting, given that the higher threshold was widely adopted by other companies.

In drawing these conclusions, our Board relied on the recommendations of the Nominating and Corporate Governance Committee, the results of the vote on the shareholder proposal and feedback from some of our larger shareholders received prior to the 2014 shareholder meeting. In making its recommendation for the higher ownership threshold, our Nominating and Corporate Governance Committee reviewed information regarding ownership thresholds from a variety of sources and analyzed and discussed such information over multiple meetings. Some of the factors that the Nominating and Corporate Governance Committee considered and included in its recommendation to the Board were:

•	The concentration of ownership among Brocade’s largest shareholders and the fact that establishing an ownership threshold of 10% would have permitted one or a very small number of our individual shareholders to call a special meeting on their own;

•	A review of similar companies that had implemented special meeting rights, which indicated that an ownership threshold of 25% or higher was the most common threshold among those companies;

•	A review of a broader sample of approximately 70 companies that had recently implemented special meeting rights, which indicated that more than two-thirds of those companies had adopted an ownership threshold of 25% or higher; and

•	An analysis of the restrictive elements of special meeting right bylaws relating to record ownership, holding period requirements, meeting topic limitations and disclosure requirements, which diminished the availability of the special meeting right where a lower ownership threshold was adopted.

A timeline of the Board’s deliberations regarding the terms of the special meeting right is included below:

Shareholder Engagement		Extensive Board Review		Shareholder Engagement
FEBRUARY – MARCH 2014	APRIL 2014 JUNE 2014		JUNE – SEPTEMBER 2014	JANUARY – MARCH 2015

✓ Management conducted outreach to explicitly seek perspectives on special meeting rights	Shareholders	Board reviewed:		✓ Conducted follow-up outreach to major shareholders
	support right	✓	Shareholder feedback
	to call special	✓	Market trends
	meeting	✓	Peer company data	✓ Brocade included Board members as well as members of management in the outreach
		✓	Brocade’s governance profile
✓ Shareholders generally supportive of right to call special meeting		✓	Composition of shareholder base
		✓	Potential special meeting provisions

  ✓  Considerable divergence of

       shareholder perspectives on

       thresholds (Considerations

       included: company size, overall

       governance profile, board

       responsiveness, shareholder base

       composition, market trends)

	Board makes preliminary		September: Board approved bylaw amendment to establish a special meeting right at a 25% threshold with provisions that establish shareholder friendly practices decision to establish a special
meeting right and requests
additional research.

Implementation of Executive Compensation Recovery “Clawback” Provision

In January 2015, we amended our executive annual bonus plan (Senior Leadership Plan) and 2009 Stock Plan to include “clawback” provisions augmenting our ability to recoup cash-based incentive compensation and performance-based equity awards from our CEO and executives who report directly to the CEO if we correct or restate our published financial statements due to a material accounting error.

The clawback provision adopted by Brocade contained specific detail to inform employees as to what activity could subject them to a recovery action, which covered a broad range of conduct that could be detrimental to us and our shareholders. A competing shareholder proposal at our 2015 Annual Meeting of Shareholders did not pass, with the holders of approximately 45% of shares voted casting their votes for the proposal, which represented approximately 36% of the outstanding shares.

During our shareholder outreach conducted in the winter and early spring of 2015, we gathered additional information about our shareholders’ views with respect to clawback provisions. While shareholders were generally supportive of the clawback provision that we had adopted, a few did request that we include a public disclosure requirement in the event that the clawback provision was triggered.

In response to this feedback, in September 2015, the Compensation Committee of the Board amended our clawback provision to require the company to publicly disclose when the clawback terms are triggered and whether or not we sought compensation recovery, as well as the reasons for any decision not to pursue recovery. The amended provision also provides that we will adopt further amendments, as appropriate, following the implementation of the SEC’s final rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

BOARD OF DIRECTORS

Information About Our Directors and Nominees

Our Board currently consists of the nine directors identified below. David L. House serves as Chairman of the Board.(1)

JUDY BRUNER
Independent Director since 2009 Age: 57	SKILL SET: Leadership, Global Perspective, M&A/Integration, Accounting/Financial, Risk Management
CURRENT ROLE • Executive Vice President, Administration and Chief Financial Officer, SanDisk Corporation, a supplier of flash storage products (since 2004)

PRIOR BUSINESS EXPERIENCE

•   Senior Vice President and Chief Financial Officer, Palm, Inc., a provider of handheld computing and communications solutions (1999 - 2004)

•   Financial management positions with 3Com Corporation, Ridge Computers and Hewlett-Packard Company

EDUCATION • B.A. degree in economics from the University of California at Los Angeles • M.B.A. degree from Santa Clara University

LLOYD A. CARNEY
Director since 2013 Age: 53	SKILL SET: Leadership, Prior Board Experience, Computer Networking Experience, Software Experience, Engineering Background

CURRENT ROLE

•   Chief Executive Officer
(since 2013)

PRIOR BUSINESS EXPERIENCE

•   Chief Executive Officer, Xsigo Systems Inc., an I/O virtualization platform company (2008 – 2012)

•   Chief Executive Officer, Micromuse Inc., a provider of network management software (2003 – 2006); subsequently served as General Manager of IBM’s Netcool Division following IBM’s acquisition of Micromuse

CURRENT PUBLIC COMPANY BOARDS • Visa, Inc. SELECTED PAST PUBLIC COMPANY BOARDS • Cypress Semiconductor Corporation • Technicolor SA

EDUCATION

•   B.S. degree in electrical engineering technology from Wentworth Institute of Technology

•   M.S. degree in applied business management from Lesley College.

•   Hon. D. degree in engineering technology from Wentworth Institute of Technology

(1)Skill sets are described under “Board Governance—Skill Set” below.

RENATO A. DIPENTIMA
Independent Director since 2007 Age: 74	SKILL SET: Leadership, Prior Board Experience, Computer Networking Experience, Global Perspective, Corporate Advisory

CURRENT ROLE

•   Senior Advisor, Providence Equity Partners L.L.C. (since 2010)

PRIOR BUSINESS EXPERIENCE

•   President and Chief Executive Officer, SRA International, Inc. (“SRA”), a provider of technology and strategic consulting services and solutions (2005 - 2007)

•   President and Chief Operating Officer, SRA (2003 - 2005)

PRIOR BUSINESS EXPERIENCE (cont’d)

•   Senior Vice President and
President of Government Sector,
SRA (1997 - 2003)

•   Vice President and Chief
Information Officer, SRA (1995 -
1997)

•   Several senior management positions in the U.S. federal government, most recently serving as Deputy Commissioner for Systems at the Social Security Administration (1990 – 1995)

OTHER POSITIONS

•   Director, ASI Government, Inc.

•   Director, Cap Gemini Government Solutions LLC

•   Director, iNovex Information
Systems Inc.

EDUCATION

•   B.A. degree in psychology from
New York University

•   M.A. degree in public policy from
The George Washington
University

•   Ph.D. degree in public policy (technology) from the University of Maryland

ALAN L. EARHART
Independent Director since 2009 Age: 72	SKILL SET: Prior Board Experience, Global Perspective, Corporate Advisory, Accounting/Financial, Risk Management

PRIOR BUSINESS EXPERIENCE

•   Variety of positions with Coopers
& Lybrand and its successor
entity, PricewaterhouseCoopers
LLP, an accounting and consulting
firm, including most recently as the Managing Partner for PricewaterhouseCoopers’ Silicon Valley office (1970 – 2001)

	CURRENT PUBLIC COMPANY BOARDS • Rovi Corporation • NetApp, Inc. SELECTED PAST PUBLIC COMPANY BOARDS • Foundry Networks, Inc. • Quantum Corporation • Monolithic Power Systems, Inc.	EDUCATION • B.S. degree in accounting from the University of Oregon

JOHN W. GERDELMAN
Independent Director since 2007 Age: 63	SKILL SET: Leadership, Prior Board Experience, Computer Networking Experience, M&A/Integration, Accounting/Financial

CURRENT ROLE

•   Managing Partner, River2, an investment and consulting partnership (since 2007)

PRIOR BUSINESS EXPERIENCE

•   President of Long Lines Limited, a telecommunications service provider (2010 - 2011)

•   Co-founder and executive Chairman, Intelliden Corporation (2004 - 2010)

•   Chief Executive Officer,
Metromedia Fiber Networks
(2002 - 2003)

PRIOR BUSINESS EXPERIENCE (cont’d)

•   President and CEO of USA.NET (1999)

•   Various positions with MCI Communications Corporation and Baxter Travenol Corporation, and served in the U.S. Navy as a
Naval Aviator

CURRENT PUBLIC COMPANY BOARDS

•   Owens & Minor Inc.

SELECTED PAST PUBLIC

COMPANY BOARDS

•   APAC Customer Services, Inc.

•   Proxim Wireless Corporation

•   Sycamore Networks, Inc.

OTHER POSITIONS

•   Director, Certes Networks Inc.

•   Director, Local Voice Media LLC

EDUCATION

•   B.S. degree in chemistry from the College of William and Mary

DAVID L. HOUSE
Independent Director since 2004 Age: 72	SKILL SET: Leadership, Prior Board Experience, Computer Networking Experience, Engineering Background, M&A/Integration

PRIOR BUSINESS EXPERIENCE

•   Chairman and Chief Executive Officer, Allegro Networks, a privately held provider of network routing equipment, (2001 – 2003)

•   President of Nortel Networks Corporation (1998 – 1999)

•   Chairman of the Board, President and Chief Executive Officer, Bay Networks, Inc. (1996 – 1998)

•   Various senior management positions at Intel Corporation for
23 years

SELECTED PAST PUBLIC
COMPANY BOARDS

•   Bay Networks, Inc.

•   Credence Systems Corporation

•   Nortel Networks Corporation

SELECTED PAST PRIVATE COMPANY BOARDS

•   Allegro Networks

•   Salira Systems, Inc.

•   Soil & Topography
Information, Inc.

EDUCATION • B.S.E.E. degree from Michigan Technological University • M.S.E.E. degree from Northeastern University • Hon.D. degree from Michigan Technological University

L. WILLIAM (BILL) KRAUSE
Independent Director since 2004 Age: 73	SKILL SET: Leadership, Prior Board Experience, Computer Networking Experience, Software Experience, Engineering Background

CURRENT ROLES

• President, LWK Ventures, a
private advisory and investment firm (since 1991)

• Senior Advisor, Carlyle Group
(since 2010)

• Board Partner, Andreessen
Horowitz (since 2014)

PRIOR BUSINESS EXPERIENCE

• President and Chief Executive
Officer of 3Com Corporation
(1981 - 1990)

• Chairman, 3Com (1987 - 1993)

CURRENT PUBLIC COMPANY

BOARDS

• Coherent, Inc.

• CommScope Holding
Company, Inc

SELECTED PAST PUBLIC

COMPANY BOARDS

• Core-Mark Holding Company, Inc.

• Packeteer, Inc.

• Sybase, Inc.

• TriZetto Group, Inc.

EDUCATION • B.S. degree in electrical engineering from The Citadel • Honorary Doctorate of Science from The Citadel

DAVID E. ROBERSON
Independent Director since 2014 Age: 61	SKILL SET: Leadership, Computer Networking Experience, Global Perspective, Corporate Advisory, Accounting/Financial

CURRENT ROLE

• Business consultant to technology companies (since 2012)

PRIOR BUSINESS EXPERIENCE

• Senior Vice President within
the Enterprise Server, Storage and
Networking Group,
Hewlett-Packard Company, an
information technology company
(2007– 2011)

• 26 years at Hitachi Data Systems
Corporation (“HDS”), starting as
corporate counsel

PRIOR BUSINESS EXPERIENCE (cont’d)

• President and CEO, HDS
(2006 - 2007)

• President, HDS (2002 - 2006)

• Chief Operating Officer, HDS
(2000 – 2006)

CURRENT PUBLIC COMPANY

BOARDS

• Quantum Corporation

SELECTED PAST PUBLIC

COMPANY BOARDS

• International Game Technology

PRIOR ACADEMIC EXPERIENCE

• Adjunct Professor, Golden Gate
University School of Law

• Research Director, Hastings
College of Law

EDUCATION

• B.A. degree from the University of
California at Irvine

• J.D. from Golden Gate University
School of Law

SANJAY VASWANI
Independent Director since 2004 Age: 56	SKILL SET: Leadership, Prior Board Experience, Global Perspective, Corporate Advisory, Risk Management

CURRENT ROLE

• Managing Partner, Center for Corporate Innovation, Inc., a professional services firm focused on the technology and healthcare industries (since 1990)

PRIOR BUSINESS EXPERIENCE

• McKinsey & Company
(1987 - 1990)

• Intel Corporation

	CURRENT PUBLIC COMPANY BOARDS • Blue Star Infotech Limited SELECTED PAST PUBLIC COMPANY BOARDS • Persistence Software, Inc.	EDUCATION • B.B.A. degree from the University of Texas at Austin • M.B.A. degree from the Wharton School of Business at the University of Pennsylvania

Board Composition

The Nominating and Corporate Governance Committee of our Board (the “NCGC”) is responsible for identifying and reviewing qualified individuals for membership on the Board and recommending individuals for membership on the Board. The NCGC utilizes a variety of methods for identifying and evaluating nominees for director. The NCGC regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the NCGC considers various potential candidates for director. Candidates may come to the attention of the NCGC through current members of the Board, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the NCGC and may be considered at any point during the year.

The NCGC considers properly submitted shareholder recommendations for potential director candidates. In evaluating such recommendations, the NCGC seeks to address the membership criteria discussed below. Any shareholder recommendations submitted for consideration by the NCGC should be in writing and should include the candidate’s name and qualifications for membership on the Board and should be addressed to the attention of our Corporate Secretary. In addition, procedures for shareholder direct nomination of directors are discussed in the section entitled “Questions and Answers about the Proxy Materials and our Annual Meeting,” and are discussed in detail in our Bylaws, a copy of which is available on the SEC’s EDGAR website and on the Investor Relations section of our website at www.brocade.com.

The NCGC has not formally established any specific minimum qualifications that must be met by a NCGC-recommended nominee. The NCGC strives to maintain an engaged, independent Board comprised of members who have broad and diverse experience and perspective, who have insight and practical wisdom, who have the highest professional and personal ethics, integrity and values, and who are committed to representing the interests of our shareholders. It therefore considers a wide range of criteria when selecting and recruiting director candidates, including those discussed below.

Skill Set

The NCGC seeks directors who have held significant leadership positions and who have broad experience at the policy-making level in business, government, education, technology or public interest. The NCGC also seeks directors with specific skills and experience that is tied to service as a director of a mid-

cap technology company generally and our business, industry and corporate strategy specifically. Skills that the NCGC has considered and considers important and valuable are summarized in the following table.

Skill Set	Link to Business Strategy

Leadership

Directors who have held significant leadership positions, including positions as CEO, CFO,
COO and CIO, possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. These directors also demonstrate a practical understanding of organizations, processes and strategy and know how to drive change and growth.

Prior Board of Directors Experience

Directors with board experience understand the role, dynamics and operation of a corporate board, the relationship of a board to the CEO and other members of the management team, the importance of particular oversight issues, and how to oversee an evolving and complex mix of strategic, operational and compliance-related matters.

Computer Networking Experience

Our success depends on developing and investing in new technologies, and directors who have experience in the computer networking industry can add insight into our corporate strategy, our research and development efforts, the products and services we develop and the market segments in which we compete.

Software Experience

Software, particularly software defined networking, is an area of particular strategic focus for
us. Directors who have software business experience can provide perspective on the development and execution of our software strategy.

Engineering Background

Directors who have an engineering background often have greater insight into the technology that underlies our products and services, which facilitates the execution of the
Board’s role in overseeing the management of the Company’s intellectual property portfolio, the direction of the Company’s research and development activities, and the development of the Company’s corporate strategy.

Global Perspective

We are a global organization with facilities and operations in several countries outside of the
United States. In addition, the majority of our revenue is attributable our non-U.S.
operations. Accordingly, directors with global expertise can provide valuable business and cultural perspective regarding many aspects of our business.

M&A/Integration

Directors with experience in mergers, acquisitions and other strategic transactions can provide insight into developing and implementing strategies for growing our business, including assessing the strategic fit of a proposed acquisition, the valuation of transactions, and assessing management’s plans for integration of the acquired business or assets with our existing business.

Corporate Advisory	Directors with a background in providing corporate advisory/strategicy planning services can help facilitate the Board’s oversight of the development and implementation of our corporate strategy.
Accounting/Financial

Directors with specific knowledge of financial markets, financing operations and accounting and financial reporting processes help facilitate the execution of the Board’s role in understanding, advising on, and overseeing our capital structure, financing and investing activities, internal audit function, oversight of external auditors, financial reporting and internal control over financial reporting.

Risk Management

Directors with risk management experience help facilitate the execution of the Board’s responsibilities for understanding and overseeing the various risks facing the Company and ensuring that appropriate policies and procedures are in place to effectively manage risk.

The directors with skills and experience in each of these areas are identified in their individual biographies above.

Independence

The Board believes in the value of an independent board of directors, which is reflected in the fact that eight of our nine directors are independent, including all of the members of our Board’s Audit, Compensation and Nominating and Corporate Governance Committees.

Tenure

The NCGC strives to maintain a balance of long-tenured directors with deep institutional knowledge and others who bring a fresh perspective.

Balanced Tenure

Diversity

The NCGC considers diversity in its evaluation of candidates for Board membership and in its annual review of the composition of the Board as a whole. The Board believes that diversity with respect to background and experience is an important consideration in board composition. The NCGC believes that, as a group, our director nominees bring a diverse range of backgrounds, experiences, service tenure and perspectives to the Board.

Commitment and Availability

A director should be committed to enhancing shareholder value and should have sufficient time to carry out his or her duties. A director’s service on other boards of public companies should be limited to a number that permits him or her, given his or her individual circumstances, to perform responsibly his or her director duties, but no director should serve on more than four additional public company boards.

Board Governance

Board Leadership

Brocade’s Chairman of the Board is independent and maintains a separate role from the Chief Executive Officer. The Board believes this structure benefits the Board and the Company by enabling the Chief Executive Officer to focus on operational and strategic matters while enabling the Chairman to focus on Board process, oversight and governance matters.

Board Independence

Our Corporate Governance Guidelines provide that the Board shall have a majority of directors who satisfy the criteria for independence set forth in the listing rules of the NASDAQ Stock Market. Our Corporate Governance Guidelines also provide that all of the members of the Audit Committee, the Compensation Committee and the NCGC must satisfy such criteria. The Board has determined that each of the directors, other than our CEO, Mr. Carney, is independent within the meaning set forth in the NASDAQ listing rules. This includes all members of the Audit Committee, the Compensation Committee and the NCGC. The Board has also determined that each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NASDAQ listing rules and SEC rules and each member of the Compensation Committee meets the heightened independence standards required for compensation committee members under the NASDAQ listing rules and SEC rules. There are no family relationships between any director and any executive officer. The independent members of the Board meet at the end of every regularly scheduled Board meeting without management present.

Majority of Board Independent

Annual Board Self-Assessment

In 2014, our Board and committees began conducting “360 degree” self-assessments with the assistance of outside counsel to assess their effectiveness and to identify opportunities to improve Board and committee performance. As the initial step in the self-assessment process, outside counsel conducts in-depth interviews with each director and certain members of senior management to obtain his or her assessment of the effectiveness of the Board and committees. Outside counsel then summarizes the feedback gathered from these individual interviews for discussions with the Board and committees and individual directors. Following those discussions, action items are developed, if needed, for addressing actionable feedback. The self-assessment interviews are generally conducted in the fall with the subsequent discussion being held at the December Board and committee meetings.

Board Succession Planning

As part of the self-assessment process, our Board annually reviews the composition of the Board, the skill sets of the current Board members in consideration of the changing needs of the business, the tenure of our Board members and Board succession planning.

Service on Other Boards

Our Corporate Governance Guidelines provide that no member of the Board should serve on more than four additional public company boards. In addition, our Corporate Governance Guidelines provide that neither our CEO nor any of our other executive officers should serve on more than two additional public company boards.

Director Stock Ownership Guidelines

We maintain stock ownership guidelines for our directors to align their interests with the interests of our shareholders. These guidelines provide that our independent directors must own the lesser of the number of shares equal to three times the annual board retainer or 20,000 shares. Our independent directors are expected to reach their target ownership level within five years of the later of the date on which the guidelines were adopted or the date on which they became subject to the guidelines and to hold at least such minimum value in shares of our common stock for so long as applicable. As of October 31, 2015, each of our independent directors satisfied these stock ownership guidelines.

Board Meeting Attendance

The Board held six meetings during fiscal year 2015. The Board also acted three times by unanimous written consent. Each director attended at least 75% of the aggregate number of meetings of our Board and the committees on which such director served during fiscal year 2015.

Shareholder Meeting Attendance

We do not have a formal policy regarding attendance by members of the Board at our annual meetings of shareholders although directors are encouraged to attend such meetings. All members of the Board attended the 2015 Annual Meeting of Shareholders, either in person or via teleconference.

Committees of the Board of Directors

The Board has the following standing committees: Audit, Compensation, Nominating and Corporate Governance and Corporate Development. The Board has adopted a written charter for each of these committees, copies of which can be found on our website at www.brocade.com in the Corporate Governance section of our Investor Relations webpage. Information about the functions of each committee, the membership of each committee and the number of meetings of each committee held in fiscal year 2015 is set forth below.

AUDIT COMMITTEE

MEMBERS

•   Judy Bruner (Chair)

•   Alan L. Earhart

•   John W. Gerdelman

•   David E. Roberson

MEETINGS IN FISCAL 2015: 11

The Board of Directors has determined that all members of the Audit Committee are independent under the applicable rules and regulations of NASDAQ and the SEC

The Nominating and Corporate Governance Committee has determined that each of Ms. Bruner and Messrs. Earhart, Gerdelman and Roberson is an “audit committee financial expert” as defined by SEC rules

•   Oversees our accounting, financial reporting and audit processes

•   Appoints, determines the compensation of, and oversees the independent registered public accountants

•   Preapproves audit and non-audit services provided by the independent registered public accountants

•   Reviews the results and scope of audit and other services provided by the independent registered public accountants

•   Reviews the accounting principles and practices and procedures used in preparing our financial statements

•   Oversees the Company’s internal audit function and reviews our internal controls

•   Works closely with management and our independent registered public accountants

•   Meets with our independent registered public accountants on a quarterly basis without members of management present

•   Meets with our independent registered public accountants to approve the annual scope and fees for the audit services to be performed

COMPENSATION COMMITTEE

MEMBERS(1)

•   L. William Krause (Chair)

•   David L. House

•   David E. Roberson(2)

•   Sanjay Vaswani

MEETINGS IN FISCAL 2015: 10

The Board of Directors has determined that all members of the Compensation Committee are independent under the applicable rules and regulations of NASDAQ and the SEC

•   Oversees the Company’s compensation and benefits plans, policies and programs generally

•   Sets Chief Executive Officer (the “CEO”) compensation

•   Reviews and approves all compensation for executives and employees who report directly to the CEO

•   Reviews, approves and recommends for Board approval the directors’ compensation

•   Reviews and approves the Compensation Discussion and Analysis section of the Company’s annual proxy statement

•   Oversees the preparation of the Compensation Committee Report that is required by SEC rules to be included in the Company’s annual proxy statement

•   Annually reviews and oversees the process of evaluating the CEO’s performance

•   Reviews and oversees the Company’s leadership development and succession plans

(1) Dr.DiPentima ceased to serve on the Compensation Committee, effective as of September 26, 2015 (2) Mr.Roberson was appointed to the Compensation Committee, effective as of September 26, 2015

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

MEMBERS

•   Sanjay Vaswani (Chair)

•   Renato A. DiPentima

•   David L. House

•   L. William Krause

MEETINGS IN FISCAL 2015: 6

The Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are independent under the applicable rules and regulations of NASDAQ

•   Considers and periodically reports on matters relating to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees

•   Develops and recommends governance principles applicable to Brocade

•   Oversees the evaluation of the Board of Directors and its overall effectiveness

•   Identifies and recommends directors for membership on Board committees

•   Reviews Brocade’s reporting in documents filed with the SEC to the extent related to corporate governance

CORPORATE DEVELOPMENT COMMITTEE

MEMBERS • Lloyd A. Carney (Chair) • John W. Gerdelman • David L. House • David E. Roberson MEETINGS IN FISCAL 2015: 8

•   Works with management to review, consider and consult on potential strategic investment transactions that are consistent with the Company’s strategy

•   Has the authority to approve certain transactions, and for certain other transactions, the Corporate Development Committee submits a recommendation to the Board of Directors for its consideration, as described in the Corporate Development Committee’s charter

Compensation Committee Interlocks and Insider Participation

During all or a portion of fiscal year 2015, Messrs. DiPentima, House, Krause, Roberson and Vaswani served as members of the Compensation Committee. No member of the Compensation Committee during fiscal year 2015 was an officer or employee of Brocade. In addition, no member of the Compensation Committee or executive officer of Brocade served as a member of the Board or Compensation Committee of any entity that has an executive officer serving as a member of our Board or Compensation Committee.

Code of Ethics

The Board has adopted a Code of Ethics for Principal Executive and Senior Financial Officers (the “Code of Ethics”), which applies to our Chief Executive Officer, Chief Financial Officer and any other principal financial officer, Controller and any other principal accounting officer, and any other person performing similar functions (the “Principal Executive and Financial Officers”). The Code of Ethics is posted on our website at www.brocade.com in the Corporate Governance section of our Investor Relations webpage. Brocade will disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics that applies to the Principal Executive and Financial Officers, including the name of the officer to whom the waiver was granted, on our website at www.brocade.com, on our Investor Relations webpage.

The Company also has a Code of Business Conduct and Ethics (the “Code of Business Conduct and Ethics”) that is applicable to all directors, officers and employees of the Company and its direct and indirect subsidiaries, which outlines the Company’s guiding principles that all directors, officers and employees should strive to uphold. The Code of Business Conduct and Ethics is posted on the Corporate Governance section of our Investor Relations website at www.brocade.com. Any waiver of any provision of the Code of Business Conduct and Ethics for a director or an executive officer must be approved by the Audit Committee and, where required by law and any applicable listing agreement with a stock market or exchange, promptly disclosed to the public.

Board’s Role in Risk Oversight

Brocade believes that risk is inherent in innovation and the pursuit of long-term growth opportunities. Brocade’s management is responsible for the day-to-day management of risks possibly facing the company. The Board, acting directly and through its committees, is responsible for the oversight of Brocade’s risk management efforts. With the oversight of the Board, Brocade has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase shareholder value. As an example of one such program, Brocade has implemented an enterprise risk management (“ERM”) program to identify, assess, govern and manage risks and Brocade’s response to those risks. The structure of the ERM program includes regular reviews by members of senior management. The Audit Committee receives regular reports on ERM. In addition, as part of the overall risk oversight framework, other committees of the Board also may review certain categories of risk associated with their respective areas of responsibility, as needed.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications with the Board, shareholders may communicate with the Board by submitting an email to investor-relations@brocade.com or by writing to us at Brocade Communications Systems, Inc., Attention: Investor Relations, 130 Holger Way, San Jose, California 95134. Shareholders who would like their submission directed to a particular member of the Board may so specify. All communications will be reviewed by the General Counsel or Senior Director of Investor Relations. All appropriate business-related communications as reasonably determined by the General Counsel or Senior Director of Investor Relations will be forwarded to the Board or, if applicable, to the individual director.

Director Compensation

The following table provides information about the compensation earned by independent directors who served during fiscal year 2015. Independent director cash and equity compensation is determined by the Compensation Committee with the assistance of its independent compensation consultant, who periodically provides recommendations as to the form and amounts of compensation for independent directors. Directors who are Brocade employees do not receive compensation for their service as directors.

Fiscal 2015 Director Compensation Table

Name	Fees Earned or Paid in Cash	Restricted Stock Unit Awards(1)(2)		Total

Judy Bruner (3)	$86,000	$197,662		$283,662
Renato A. DiPentima (4)	$77,022	$197,662		$274,684
Alan L. Earhart (5)	$66,000	$197,662		$263,662
John W. Gerdelman (6)	$74,000	$197,662		$271,662
David L. House (7)	$119,000	$256,662	(8)	$375,662
L. William Krause (9)	$95,000	$197,662		$292,662
David E. Roberson (10)	$76,978	$197,662		$274,640
Sanjay Vaswani (11)	$89,000	$197,662		$286,662

(1)	This column represents the grant date fair value as computed under Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for awards of restricted stock units (“RSUs”) granted during fiscal year 2015 and does not reflect the actual amounts earned. For additional information, see Note 12 of our financial statements in the Form 10-K for the fiscal year ended October 31, 2015, as filed with the SEC.

(2)	Each independent director received an RSU award on April 7, 2015 with a grant date fair value of $197,662, which represented a value of $200,000 based on the closing market price of Brocade’s common stock on that grant date. The grant date fair value is less than the market value because, in accordance with FASB ASC Topic 718, the grant date fair value is reduced by the present value of estimated forgone dividends over the vesting period.

(3)	As of October 31, 2015, Ms. Bruner held outstanding options to purchase 60,000 shares and 16,751 RSUs.

(4)	As of October 31, 2015, Dr. DiPentima held outstanding options to purchase 160,000 shares and 16,751 RSUs.

(5)	As of October 31, 2015, Mr. Earhart held outstanding options to purchase 20,000 shares and 16,751 RSUs.

(6)	As of October 31, 2015, Mr. Gerdelman held outstanding options to purchase 107,500 shares and 16,751 RSUs.

(7)	As of October 31, 2015, Mr. House held outstanding options to purchase 177,500 shares and 21,751 RSUs.

(8)	As compensation for his services as Chairman of the Board, Mr. House received an additional award of 5,000 RSUs on April 7, 2015 with a grant date fair value of $59,000, which represented a value of $59,698 based on the closing market price of Brocade’s common stock on that grant date.

(9)	As of October 31, 2015, Mr. Krause held outstanding options to purchase 130,000 shares and 16,751 RSUs.

(10)	As of October 31, 2015, Mr. Roberson held no outstanding options to purchase shares and 50,084 RSUs.

(11)	As of October 31, 2015, Mr. Vaswani held outstanding options to purchase 135,000 shares and 16,751 RSUs.

Below is a summary of the elements of independent director compensation included in the table above.

Cash Compensation

In fiscal year 2015, each independent member of the Board received the fees as set forth below for his or her service on the Board and each committee of the Board.

	Fiscal Year 2015

Annual retainer for:
Board member	$	40,000
Chairman of the Board	$	30,000
Audit Committee Chair*	$	45,000
Audit Committee member	$	25,000
Compensation Committee Chair*	$	35,000
Compensation Committee member	$	20,000
Nominating and Corporate Governance Committee Chair*	$	25,000
Nominating and Corporate Governance Committee member	$	15,000
Corporate Development Committee Chair*	$	10,000
Corporate Development Committee member	$	5,000
*	A chair who is not an independent director is not entitled to receive a fee.

Independent directors also are entitled to receive additional meeting fees of $1,000 per Board and Committee meeting attended in person or by telephone in excess of nine Board meetings, ten Audit Committee meetings, seven Compensation Committee meetings, four Nominating and Corporate Governance Committee meetings, and four Corporate Development Committee meetings per year.

We are also authorized to reimburse directors for expenses in connection with attendance at meetings.

Equity Compensation

Independent directors participate in the Company’s 2009 Director Plan (the “2009 Director Plan”), which provides for awards of RSUs to independent directors for their service to the Company. Only non-employee directors may participate in the 2009 Director Plan.

Effective April 7, 2015, under the 2009 Director Plan, each independent director, including any independent directors first elected to our Board at such annual meeting, is entitled to receive on the date of each annual meeting of shareholders an automatic, non-discretionary award of RSUs having a value of $200,000 based on the closing market price of Brocade’s common stock on that annual meeting date. Each such grant of RSUs will vest in full and become payable on the earlier of the one year anniversary of the date of grant or the next annual meeting, but only if such person continues to serve as a director on the vesting date. All unvested RSUs will be forfeited upon the termination of an independent director’s service as a director of the Company. If an independent director is first appointed to the board other than at an annual meeting of shareholders, then that director will receive a pro-rata portion of the annual RSU award. This pro-rata grant will vest at the next annual meeting, but only if such person continues to serve as a director on the vesting date.

Prior to April 7, 2015, under the 2009 Director Plan, each independent director was entitled to receive the following automatic, non-discretionary awards of RSUs:

Initial grant upon joining the Board	50,000 RSUs
Automatic grant at each annual meeting of shareholders	25,000 RSUs

These grants were no longer made effective April 7, 2015. RSUs granted under this policy will continue to vest in accordance with their terms.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors. At the Annual Meeting, nine directors will be elected for a one year term expiring at the 2017 Annual Meeting of Shareholders and until a successor is qualified and elected or until his or her earlier resignation or removal.

Nominees

The Nominating and Corporate Governance Committee of the Board recommended, and the Board approved, Judy Bruner, Lloyd A. Carney, Renato A. DiPentima, Alan L. Earhart, John W. Gerdelman, David L. House, L. William Krause, David E. Roberson and Sanjay Vaswani as nominees for election at the Annual Meeting to the Board. Each of the nominees is currently a director of the Company. See “Board of Directors—Information About Our Directors and Nominees” for information concerning our incumbent directors standing for re-election.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of Judy Bruner, Lloyd A. Carney, Renato A. DiPentima, Alan L. Earhart, John W. Gerdelman, David L. House, L. William Krause, David E. Roberson and Sanjay Vaswani. If the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board. We are not aware of any reason that a nominee would be unable or unwilling to serve as a director.

Voting Thresholds

Provided a quorum is present, directors are elected by a majority of the votes cast with respect to the nominee at the annual meeting (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee), except in the case of a contested election. The election of directors at the Annual Meeting is not contested. If a nominee who is currently serving as a director is not elected at the Annual Meeting, then under Delaware law the director will continue to serve on the Board as a “holdover director.” However, as a condition to re-nomination, each incumbent director is required to submit a resignation from the Board in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive a majority of votes cast for re-election and the Board accepts the resignation.

Abstentions and broker non-votes will have no effect on the election of directors.

Recommendation of the Board of Directors

The Board unanimously recommends that shareholders vote “FOR” the election of each of Judy Bruner, Lloyd A. Carney, Renato A. DiPentima, Alan L. Earhart, John W. Gerdelman, David L. House, L. William Krause, David E. Roberson and Sanjay Vaswani.

PROPOSAL TWO:

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Executive compensation is an important matter for Brocade and our shareholders. This proposal provides Brocade’s shareholders with the opportunity to cast an advisory vote on executive compensation.

We urge you to carefully read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for details on Brocade’s executive compensation, including Brocade’s compensation philosophy and objectives and the fiscal 2015 compensation of the named executive officers identified in CD&A.

The following highlights important aspects of executive compensation with respect to our named executive officers in fiscal year 2015:

•	To align our named executive officers’ interests with those of our shareholders, and to motivate and reward individual initiative and effort, approximately 90% of our CEO’s fiscal 2015 target pay mix and approximately 78% of the average fiscal 2015 target pay mix of our other named executive officers was either “at-risk” or fixed with an “at-risk” component.

•	The following key compensation actions were taken with respect to the named executive officers for fiscal 2015:

¡	The annual base salaries for two of the named executive officers were unchanged and the annual base salaries for three of the named executive officers were increased in amounts ranging from 3.1% to 5.0%;

¡	The named executive officers received annual cash bonuses equal to approximately 93% of their target annual cash bonus opportunities; and

¡	The named executive officers were granted long-term incentive compensation opportunities in the form of equity awards, consisting of three equity vehicles:

■	stock options, which vest over a four-year period;

■	restricted stock units, which vest over a three-year period; and

■	performance stock units with a three-year vesting term, which are earned based on our total shareholder return compared to the total shareholder return of the NASDAQ Telecommunications Index measured over a two-year performance period.

•	These compensation actions produced strong pay-for-performance alignment between our CEO’s total direct compensation and our total shareholder return. See “Compensation Discussion and Analysis—Fiscal 2015 Executive Compensation Program Overview—‘Pay for Performance’ Program Design.”

Based on the above, and pursuant to Section 14A of the Exchange Act, we request that shareholders approve the compensation of Brocade’s named executive officers as disclosed in CD&A, the compensation tables and the related narrative discussion of this proxy statement.

Voting Thresholds

Approval of this proposal requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

As an advisory vote, this proposal is nonbinding. Although the vote is nonbinding, the Board and the Compensation Committee value the opinions of our shareholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers. We hold such advisory votes on executive compensation each year, and will hold another advisory vote at our 2017 Annual Meeting of Shareholders.

Recommendation of the Board of Directors

The Board recommends that shareholders vote “FOR” the advisory proposal to approve executive compensation.

PROPOSAL THREE:

AMENDMENT AND RESTATEMENT OF THE 2009 EMPLOYEE STOCK PURCHASE PLAN

We are asking shareholders to approve an amendment and restatement (the “Purchase Plan Amendment”) of the 2009 Employee Stock Purchase Plan (the “Purchase Plan”) to increase the Purchase Plan’s share reserve by 20,000,000 shares of our common stock (“Common Stock”). The Board has adopted the Purchase Plan Amendment, subject to approval from the shareholders at the Annual Meeting.

As of January 1, 2016, there were 8,105,718 shares of Common Stock available for issuance under the existing version of our 2009 Employee Stock Purchase Plan prior to the amendment (the “Existing Purchase Plan”).

If shareholders approve the Purchase Plan Amendment, it will be effective as of the Annual Meeting. If the Purchase Plan Amendment is not approved, we may not be able to offer competitive equity packages with which to hire new employees and retain our current employees after 2016. The Existing Purchase Plan will continue to govern awards previously granted under it.

In making its recommendation to the Board, the Compensation Committee analyzed information regarding employee stock purchase plans of other companies and considered the planned growth of the Company, the high participation rate in the Purchase Plan by Company employees, and the use by the Company of the Purchase Plan as a recruiting and employee retention tool. The Compensation Committee also sought and received feedback and advice from the Compensation Committee’s independent compensation consultant. Based on the Compensation Committee’s actions and recommendations, the Board is asking the Company’s shareholders to approve the Purchase Plan Amendment.

Rationale for the Purchase Plan Amendment

The rationale for, and the reasons why the Board recommends approval of, the Purchase Plan Amendment is set forth below:

•	The Purchase Plan enables us to attract, motivate and retain talented employees and by its terms provides the company with a competitive compensation advantage over other employers in Silicon Valley and other regions with whom we compete for hiring key talent;

•	The Purchase Plan aligns employee and shareholder interests by facilitating and encouraging employee stock ownership;

•	The Company has forecasted that, based on current and planned employee headcount, employee participation rate and stock trading price assumptions, an additional 20,000,000 shares will, when combined with the 8,105,718 shares available for issuance under the Purchase Plan as of January 1, 2016, be a sufficient number of shares to fund the Purchase Plan for at least two years;

•	The 84% participation rate of the Company’s U.S. employees in the Purchase Plan, which is a significantly higher percentage than many of our peer companies, demonstrates that our employees value this benefit;

•	The importance to the Company of being able to continue to provide our employees with the benefit of participating in the Purchase Plan without interruption;

•	20,000,000 shares represents approximately 4.9% of the 409,605,948 shares of Common Stock outstanding as of December 15, 2015; and

•	From 2012 to 2015, an average of approximately 9,000,000 shares of Common Stock were purchased per year under the Purchase Plan.

The purchases under the Purchase Plan from 2012 through 2015 are shown in the following table:

	2012	2013	2014	2015
Beginning Available Shares	14,217,691	34,280,270	23,054,227	14,383,220
Share Pool Increase	30,000,000
Purchase Plan Purchases	9,937,421	11,226,043	8,671,007	6,277,502
Ending Available Shares	34,280,270	23,054,227	14,383,220	8,105,718

For the foregoing reasons, we request that shareholders approve the Purchase Plan Amendment to reserve 20,000,000 additional shares for issuance under the Purchase Plan.

Description of the 2009 Employee Stock Purchase Plan

The following is a summary of the principal features of the Purchase Plan and its operation. The summary is qualified in its entirety by reference to the Purchase Plan itself set forth in Appendix A.

General

The Purchase Plan was originally approved by our shareholders at our annual meeting on April 15, 2009. Prior to the Purchase Plan Amendment, the Purchase Plan was amended on March 9, 2011, April 12, 2012 and January 26, 2016. The purpose of the Purchase Plan is to provide eligible employees with an opportunity to purchase shares of Common Stock through payroll deductions, to enhance the employees’ sense of participation in the Company, and to provide an incentive for employee retention. Unless otherwise amended, the Purchase Plan will remain in effect until April 15, 2019, which represents a term of 10 years from the date of its initial adoption.

Number of Shares of Common Stock Available Under the Purchase Plan

Initially, our shareholders approved a total of 35,000,000 shares of Common Stock to be reserved for issuance under the Purchase Plan. In 2012, shareholders approved an increase of 30,000,000 in the number of shares reserved for issuance under the Purchase Plan for an aggregate reserve of 65,000,000 shares. We are now requesting shareholders approve an increase of 20,000,000 in the number of shares reserved for issuance under the Purchase Plan.

Administration of the Purchase Plan

The Purchase Plan is administered by the Board or the Compensation Committee of the Board (in either case, the “Administrator”). All questions of interpretation or application of the Purchase Plan are determined by the Administrator.

Eligibility

Each of the Company’s (or the Company’s participating subsidiaries’) employees whose employment with the Company commences prior to the applicable offering period and who works at least twenty hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan. Certain participation limitations exist to prevent employees from owning 5% or more of the Company’s stock or purchasing more than $25,000 worth of stock each calendar year. As of January 1, 2016, approximately 4,500 employees were eligible to participate in the Purchase Plan.

Offering Period

Each offering period under the Purchase Plan has a duration of up to approximately 24 months and contains purchase periods of six months during which shares of Common Stock may be purchased on behalf of the participant in accordance with the terms of the Purchase Plan.

Eligible employees may participate in the Purchase Plan by authorizing payroll deductions pursuant to the Purchase Plan. Such payroll deductions may not exceed 15% of a participant’s compensation during the offering period. Once an employee becomes a participant in the Purchase Plan, the employee automatically will participate in each successive offering period until the employee withdraws from the Purchase Plan or the employee’s employment with the Company or one of the Company’s participating subsidiaries terminates. On the first trading day of each offering period (the “offering date”), each participant automatically is granted an option to purchase shares of Common Stock. The option expires at the end of the offering period or upon termination of employment, whichever is earlier, but is exercised on the last trading day of an offering period to the extent of the payroll deductions accumulated during such offering period.

Purchase Price; Payment of Purchase Price; Payroll Deductions

The purchase price will be 85% of the lesser of the fair market value of the Common Stock on (i) the offering date, or (ii) the last day of the purchase period. The fair market value of the Common Stock on any relevant date will be the closing sales price per share as reported on any established stock exchange or a national market system, or the closing bid, if no sales were reported, as quoted on such exchange or reported in The Wall Street Journal. In the absence of an established market for the Common Stock, the fair market value will be determined by the Administrator. On February     , 2016, the closing selling price per share of the Company’s Common Stock on the NASDAQ Global Select Market was $[        ].

The purchase price of the shares is accumulated by payroll deductions made during each offering period. The number of whole shares that a participant may purchase is determined by dividing the total amount of payroll deductions withheld by the purchase price, but in no event will a participant be permitted to purchase during each six-month purchase period more than 5,000 shares. The purchase of shares will be subject to the Purchase Plan’s share limit.

Funds received by the Company pursuant to exercises under the Purchase Plan are used for general corporate purposes. A participant may not make payments into his or her account.

Withdrawal and Termination of Employment

A participant may withdraw all of his or her payroll deductions from an offering period prior to the end of such offering period. A participant’s withdrawal from the Purchase Plan will not affect his or her eligibility to participate in future offering periods.

Upon termination of a participant’s employment for any reason, his or her participation in the Purchase Plan will immediately terminate and the payroll deductions credited to the participant’s account will be returned to him or her.

Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change of Control

The amount of stock deliverable under the Purchase Plan, the purchase price per share and the number of shares covered will be proportionately adjusted by the Administrator for any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company resulting from a stock split or any other material change in the corporate structure of the Company.

In the event of the Company’s proposed dissolution or liquidation, the offering period will be shortened by setting a new exercise date, the Purchase Plan will terminate immediately prior to such proposed dissolution or liquidation, and each participant’s option will be exercised automatically on the new exercise date unless the participant withdraws from the Purchase Plan prior to such date.

In the event of a merger or change of control, each outstanding option under the Purchase Plan will be assumed or an equivalent option will be substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the options, the offering period will be shortened by setting a new exercise date and will end on the new exercise date. The new exercise date will be prior to the proposed merger or other acquisition or sale.

Amendment and Termination of the Purchase Plan

The Administrator may amend, terminate or suspend the Purchase Plan at any time and for any reason. The Purchase Plan will continue until the earlier of such termination, the issuance of all the shares under the Purchase Plan, or the expiration of the Purchase Plan on April 15, 2019.

Number of Shares Granted to Employees

Participation in the Purchase Plan is voluntary and is dependent on the eligibility of the employee and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. Independent directors are not eligible to participate in the Purchase Plan. For illustrative purposes, the following table sets forth (i) the number of shares of our Common Stock that were purchased during fiscal 2015 under the Existing Purchase Plan, (ii) the average price per share paid for such shares, and (iii) the fair market value at the applicable date of purchase.

Name and Position	Number of Shares Purchased (#)	Average Per Share Purchase Price ($)	Fair Market Value at Date of Purchase ($)
Lloyd A. Carney	-	-	-
Chief Executive Officer
Daniel W. Fairfax	2,575	$7.91	$12.07
Senior Vice President and Chief Financial Officer
Jeffrey P. Lindholm	3,750	$9.34	$12.37
Senior Vice President, Worldwide Sales
Ken K. Cheng	-	-	-
Chief Technology Officer and Senior Vice President, Corp. Dev. and Emerging Business
Gale E. England	-	-	-
Chief Operating Officer and Senior Vice President, Operations
All executive officers, as a group	7,947	$8.88	$12.27
All directors who are not executive officers, as a group	-	-	-
All employees who are not executive officers, as a group	6,569,921	$7.24	$11.79

Certain Federal Income Tax Information

The following brief summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan does not purport to be complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Voting Thresholds

Approval of the amendment and restatement of the 2009 Employee Stock Purchase Plan requires the approval of a majority of the votes cast on the proposal at the Annual Meeting. Abstentions will have the effect of a vote “against” the approval of the amendment and restatement of the 2009 Employee Stock Purchase Plan. Broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board of Directors

The Board unanimously recommends that shareholders vote “FOR” the approval of the amendment and restatement of the 2009 Employee Stock Purchase Plan.

PROPOSAL FOUR:

ADOPTION OF AN AMENDMENT TO THE COMPANY’S BYLAWS TO

PROVIDE THAT THE COURTS LOCATED WITHIN THE STATE OF DELAWARE

WILL SERVE

AS THE EXCLUSIVE FORUM FOR THE ADJUDICATION OF

CERTAIN LEGAL DISPUTES

We are asking shareholders to approve an amendment (the “Amendment”) to the Company’s Amended and Restated Bylaws (the “Bylaws”) that, if adopted, would result in the courts located within the State of Delaware serving as the exclusive forum for the adjudication of certain legal actions involving the Company. Specifically, if this proposal is approved by shareholders, the Bylaws will be amended to insert a new provision as Article IX to the Bylaws and to make appropriate conforming changes. The text of the new Article IX is as follows:

EXCLUSIVE FORUM FOR ADJUDICATION OF DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this bylaw.

The Board believes that adopting the Amendment is in the best interests of the Company and its shareholders for the following reasons:

•	The Amendment provides that all intra-corporate disputes will be litigated in the state of Delaware, where the Company is incorporated and whose law governs such disputes;

•	The Delaware courts have developed considerable expertise in dealing with corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance;

•	The Amendment will help the Company avoid multiple lawsuits in multiple jurisdictions relating to such disputes, thus saving the significant costs and effort in addressing cases brought in multiple jurisdictions;

•	The Amendment will reduce the risk that the outcome of cases in multiple jurisdictions could be inconsistent, even though each jurisdiction purports to follow Delaware law;

•	The Amendment will only regulate the forum where our shareholders may file claims relating to the specified intra-corporate disputes; it does not restrict the ability of our shareholders to bring such claims, nor does it affect the remedies available if such claims are ultimately successful;

•	The Company will retain the ability to consent to an alternative forum in appropriate circumstances where the Company determines that its interests and those of its shareholders are best served by permitting a particular dispute to proceed in a forum other than Delaware; and

•	The Amendment is not being proposed in anticipation of any specific litigation or transaction.

The Board is seeking shareholder approval for this exclusive forum bylaw based on the following:

•	The Board’s belief that such a provision is in the best interest of the shareholders;

•	Specific feedback sought and received from some of our larger shareholders on this topic; and

•	The Board’s own determination that the approval of shareholders should be sought because of the importance of the issue.

As a general matter, the Board is increasingly concerned about recent trends in lawyer-driven shareholder litigation relating to mergers and acquisitions or in connection with other matters submitted for shareholder approval. Such cases are typically filed in the state court where the defendant company is headquartered or where one or more of the plaintiff shareholders are domiciled, rather than the state where the company is incorporated, thus requiring a court less familiar with the laws of the state of incorporation to interpret and apply those laws. The Company was subjected to such litigation in 2012 in connection with disclosures regarding an amendment to an equity plan for which approval was being sought from shareholders at our 2012 Annual Meeting of Shareholders. The California court that heard the dispute was not as familiar with Delaware law regarding such disclosures and related matters as a Delaware court would have been. Resolving the matter was costly and time consuming and ultimately delayed the Company’s annual meeting, solely to allow for minimal additional disclosures to be provided in connection with the vote on the approval of the equity plan amendment. The equity plan amendment eventually was approved by the holders of a majority of the votes cast, an outcome the Board believes would have occurred regardless of the additional disclosures made pursuant to the litigation settlement.

The Board is committed to strong corporate governance practices, as evidenced by this proposal and the Company’s recent adoption of proxy access. A description of our key corporate governance practices appears under “Corporate Governance—Governance Practices” above.

After considering the foregoing, the Board believes the Amendment is in the best interests of the Company and its shareholders and recommends that our shareholders approve the Amendment. If approved by shareholders, the Amendment will be immediately effective. If the Amendment is not approved, the Board will reconsider whether the Amendment is in the best interests of the Company and its shareholders and conduct further outreach to shareholders on this topic.

Voting Thresholds

Shareholder approval is not required for the Board to amend our Bylaws; however we believe this proposal is in keeping with our commitment to seek shareholder input on important governance issues and to serve the best interests of our shareholders. Approval of the Amendment requires the affirmative “for” vote of a majority of shares present in person or represented by proxy and entitled to vote on the proposal. Abstentions are treated as shares represented in person or by proxy and entitled to vote on the proposal and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board of Directors

The Board unanimously recommends a vote “FOR” approval of the amendment to our bylaws establishing the courts located within the State of Delaware as the exclusive forum for the adjudication of certain legal disputes.

PROPOSAL FIVE:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTANTS

The Audit Committee has selected KPMG LLP as our independent registered public accountants for the fiscal year ending October 29, 2016, and recommends that shareholders vote for ratification of such selection. Although ratification by shareholders is not required by law, the Company has determined that it is desirable to request ratification of this selection by the shareholders. If the shareholders do not ratify the selection of KPMG LLP, the Audit Committee may reconsider its selection. Notwithstanding its selection or voting results, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interests of Brocade and its shareholders.

KPMG LLP has audited our consolidated financial statements annually since it was first appointed in fiscal year 2002. We expect that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Fees Billed by KPMG LLP During Fiscal Years 2015 and 2014

	Fiscal Year
	2015		2014
Audit Fees	$2,458,528		$2,284,500	(1)
Tax Fees	187,713		59,200

Total	$2,646,241	(2)	$2,343,700	(2)

(1)	Includes $300,000 in fees previously reported as “Audit-Related Fees.”

(2)	Reflects the fees approved by Brocade and billed or to be billed by KPMG LLP with respect to services performed for the audit and other services for the applicable fiscal year. There were no fees other than as described above.

“Audit Fees” consisted of fees for the audit of our annual financial statements, including audited financial statements presented in our annual report on Form 10-K, review of the financial statements presented in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and assurance services provided in connection with the assessment and testing of internal controls with respect to Section 404 of the Sarbanes-Oxley Act of 2002.

“Tax Fees” consisted of professional services rendered by KPMG LLP for tax compliance and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

Pre-Approval Policy

The Audit Committee has established a policy governing our use of the services of our independent registered public accountants. Under the policy, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent registered public accountants in order to ensure that the provision of such services does not impair the public accountants’ independence. In fiscal years 2015 and 2014, all fees identified above under the captions “Audit Fees” and “Tax Fees” that were billed or to be billed by KPMG LLP were approved by the Audit Committee in accordance with SEC requirements and the Audit Committee’s pre-approval policy.

Voting Thresholds

Ratification of the selection of KPMG LLP as our independent registered public accountants for fiscal year 2016 will be accomplished by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter. Abstentions are treated as shares of Common Stock present in person or represented by proxy and entitled to vote and therefore, will have the effect of a vote “against” the ratification of KPMG LLP as our independent registered public accountants. Broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board of Directors

The Board, on behalf of the Audit Committee, recommends that shareholders vote “FOR” the ratification of the selection of KPMG LLP as Brocade’s independent registered public accountants for the fiscal year ending October 29, 2016.

EXECUTIVE OFFICERS

Set forth below is information regarding our executive officers.

LLOYD A. CARNEY

Employed at Brocade since 2013	Age: 53

CURRENT ROLE

•  Chief Executive Officer (since 2013)

PRIOR BUSINESS EXPERIENCE

•  Chief Executive Officer, Xsigo Systems Inc., an I/O virtualization platform company (2008 – 2012)

•  Chief Executive Officer, Micromuse Inc., a provider of network management software (2003 – 2006); subsequently served as General Manager of IBM’s Netcool Division following IBM’s acquisition of Micromuse

CURRENT PUBLIC COMPANY BOARDS • Visa, Inc. SELECTED PAST PUBLIC COMPANY BOARDS • Cypress Semiconductor Corporation • Technicolor SA

EDUCATION

•  B.S. degree in electrical engineering technology from Wentworth Institute of Technology

•  M.S. degree in applied business management from Lesley College

•  Hon. D. degree in engineering technology from Wentworth Institute of Technology

KEN K. CHENG

Employed at Brocade since 2008	Age: 60

CURRENT ROLE

•  Chief Technology Officer (since 2013)

•  Senior Vice President, Corporate Development and Emerging Business (since 2014)

PRIOR BUSINESS EXPERIENCE

•  Vice President, Corporate Development and Emerging Business, Brocade (2013 – 2014)

•  Vice President, Routing, Application Delivery and Software Networking Group, Brocade (2010 – 2013)

•  Vice President, Layer 2-3 Products, Brocade (2008 – 2010)

PRIOR BUSINESS EXPERIENCE

(cont’d)

•  Various executive management positions during his ten-year tenure at Foundry Networks, Inc.

•  Chief Operating Officer and Vice President of Engineering, DG Systems, Inc.

•  Senior engineering management positions at Network Equipment Technologies, Inc. and Bell-Northern Research

EDUCATION • B.S. degree in Applied Mathematics from Queen’s University (Canada) • M.B.A. degree from Santa Clara University • Certificate in Music from the Royal Academy of Music (England)

GALE E. ENGLAND
Employed at Brocade since 2013	Age: 66

CURRENT ROLE

•   Chief Operating Officer and Senior Vice President, Operations (since 2015)

PRIOR BUSINESS EXPERIENCE

•   Senior Vice President of Operations, Brocade
(2014 – 2015)

•   Vice President of Customer Advocacy and Operational Effectiveness, Brocade (2013 – 2014)

PRIOR BUSINESS EXPERIENCE (cont’d)

•   Senior Vice President of Global Operations and Quality, Grass Valley USA, LLC, a broadcast equipment supplier (2011 – 2013)

•   Senior positions at Nortel Networks Corporation, Bay Networks, Inc., Sonus Networks, Inc., and Numetrix Technologies Inc.

EDUCATION • B.A. degree in Economics from California State University, Chico • Technical and Professional Management Certifications from Boston University and Worcester Polytechnic Institute

DANIEL W. FAIRFAX
Employed at Brocade since 2008	Age: 60

CURRENT ROLE

•   Chief Financial Officer
(since 2011)

•   Senior Vice President (since 2015)

PRIOR BUSINESS EXPERIENCE

•   Vice President, Finance, Brocade (2011 – 2015)

•   Vice President, Global Services, Brocade (2009 – 2011)

•   Vice President, Business Operations, Brocade (2009)

•   Chief Financial Officer, Foundry Networks, Inc. (2007 – 2008)

PRIOR BUSINESS EXPERIENCE (cont’d)

•   Vice President, Corporate Controller, Foundry Networks, Inc.
(2006 – 2007)

•   Senior Vice President and Chief Financial Officer, GoRemote Internet Communications, Inc.

•   Chief Financial Officer of Ironside Technologies, Inc., ACTA Technology Inc. and NeoVista Software, Inc.

•   Senior financial management and operations positions at Siemens AG and Spectra-Physics Inc.

EDUCATION • B.A. degree in Economics from Whitman College • M.B.A. degree from the University of Chicago

JEFFREY P. LINDHOLM
Employed at Brocade since 2013	Age: 59

CURRENT ROLE

•   Senior Vice President, Worldwide Sales (since 2013)

PRIOR BUSINESS EXPERIENCE

•   Senior Vice President of Field Operations, Arbor Networks, Inc., a provider of network security and management solutions for enterprise and service provider networks (2009 – 2013)

PRIOR BUSINESS EXPERIENCE (cont’d)

•   Senior Vice President of Sales and Marketing, Bigband Networks, Inc. (2006 - 2008)

•   Senior positions at Juniper Networks, Inc., including Senior Vice President of Worldwide Sales and Chief Marketing Officer

EDUCATION • B.S. degree in Marketing from Boston College

ELLEN A. O’DONNELL
Employed at Brocade since 2014	Age: 52

CURRENT ROLE

•   General Counsel and Corporate Secretary (since 2014)

•   Senior Vice President (since 2015)

PRIOR BUSINESS EXPERIENCE

•   Vice President, Brocade
(2014 – 2015)

•   Private practice, counseling clients in commercial transactions, intellectual property protection and general corporate matters
(2010 – 2014)

PRIOR BUSINESS EXPERIENCE (cont’d)

•   Associate General Counsel, LucasArts Entertainment Company, LLC (2007 – 2010)

•   Senior Vice President and General Counsel of Micromuse Inc.
(2003 – 2006); subsequently served as Business Development Manager at IBM following IBM’s acquisition of Micromuse (2006 – 2007)

EDUCATION • B.A. degree in History from Stanford University • J.D. degree from Loyola Law School

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of our compensation program for our Principal Executive Officer, our Principal Financial Officer, and the next three most highly-compensated Executive Officers of the Company during fiscal 2015 (collectively, the “Named Executive Officers” or “NEOs”). For fiscal 2015, these individuals were:

•	Lloyd A. Carney, our Chief Executive Officer (our “CEO”);

•	Daniel W. Fairfax, our Senior Vice President and Chief Financial Officer (our “CFO”);

•	Jeffrey P. Lindholm, our Senior Vice President, Worldwide Sales;

•	Ken K. Cheng, our Chief Technology Officer and Senior Vice President, Corporate Development and Emerging Business; and

•	Gale E. England, our Chief Operating Officer and Senior Vice President, Operations.

This Compensation Discussion and Analysis also provides an overview of our executive compensation philosophy and objectives. In addition, it analyzes how and why the Compensation Committee of our Board of Directors (the “Committee”) arrived at the specific compensation decisions for our NEOs for fiscal 2015, including the key factors that the Committee considered in making those decisions.

This Compensation Discussion and Analysis is divided into the following sections:

I.	Fiscal 2015 Executive Compensation Program Overview;

II.	Governance of Executive Compensation Program;

III.	Individual Compensation Elements;

IV.	Other Compensation Policies and Practices; and

V.	Tax and Accounting Considerations.

I.	Fiscal 2015 Executive Compensation Program Overview

Fiscal 2015 Business Highlights

We are a leading supplier of networking hardware, software and services for businesses and organizations of various types and sizes. Our end customers include global enterprises and other organizations that use our products and services as part of their network infrastructure and service providers that use our products and services as part of their commercial operations. Our business model is focused on two key markets:

•	Storage Area Networking (“SAN”), where we offer our Fibre Channel SAN products, including directors, fixed-configuration and embedded switches, as well as network management and monitoring capabilities; and

•	Internet Protocol (“IP”) Networking, where we offer IP routers, Ethernet switches, network security, analytics and monitoring, as well as products used to manage application delivery. Our IP Networking products also include a range of virtualized network software offerings.

In addition, we provide product-related customer support and services in both our SAN business and IP Networking business.

In fiscal 2015, we achieved the following:

•	We delivered annual revenue growth for the year, with a year-over-year revenue increase in each fiscal quarter;

•	We grew our non-GAAP earnings per share (“EPS”) for the fiscal year, delivering more than a dollar per share for the first time in our history; and

•	We continued to expand our portfolio of software and hardware products through both technology innovation and strategic acquisitions.

Quantitatively, our key financial and operating highlights for fiscal 2015 were as follows:(1)

•	Overall revenue of $2,263 million, representing an increase of 2.4% from fiscal 2014;

•	SAN product revenue of $1,301 million, representing a decrease of 1.9% from fiscal 2014;

•	IP Networking product revenue of $601 million, representing an increase of 14.5% from fiscal 2014;

•	Our GAAP operating margin was 21.8%, an increase of 4.3% from fiscal 2014, while our non-GAAP operating margin was 26.3%, an increase of 0.3% from fiscal 2014;

•	Our adjusted free cash flow was $428 million, a decrease of 22.4% from fiscal 2014;

•	Our GAAP diluted EPS was $0.79, an increase of 49.2% from fiscal 2014, while our non-GAAP diluted EPS was $1.01, an increase of 12.5% from fiscal 2014; and

•	We repurchased $344 million of our common stock, or 30 million shares, and paid $67.5 million in dividends, which represented a return of capital to shareholders equal to 96.1% of adjusted free cash flow for the year.

Fiscal 2015 Executive Compensation Highlights

The following key compensation actions were taken with respect to the NEOs for fiscal 2015:

•	Base Salaries - The annual base salaries for two of the NEOs were unchanged and the annual base salaries for three of the NEOs were increased in amounts ranging from 3.1% to 5.0%;

•	Annual Cash Bonuses - The NEOs received annual cash bonuses equal to approximately 93% of their target annual cash bonus opportunities, as discussed under “Individual Compensation Elements—Annual Cash Bonuses”; and

•	Long-Term Incentive Compensation - The NEOs were granted long-term incentive compensation opportunities in the form of equity awards, consisting of three equity vehicles:

¡	stock options, which vest over a four-year period;

¡	restricted stock units (“RSUs”), which vest over a three-year period; and

¡	performance stock units (“PSUs”) with a three-year vesting term, which are earned based on our total shareholder return compared to the total shareholder return of the NASDAQ Telecommunications Index measured over a two-year performance period. Half of the earned shares vest at the end of the performance period, and the other half remain subject to an additional year of vesting following the end of the performance period.

A detailed discussion of the terms of the performance stock units, including a description of the reasons for the selection of the NASDAQ Telecommunications Index as the comparative benchmark for determining total shareholder return, is included under “Individual Compensation Elements—Long-Term Incentive Compensation—PSU Awards” below.

(1)	A reconciliation of these non-GAAP measures to the most comparable financial measures calculated and presented in accordance with GAAP and a discussion of our use of these non-GAAP measures is included in Appendix B.

Compensation Philosophy

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	Provide compensation and benefit levels that will attract, retain, motivate and reward a highly-talented executive team within the context of responsible cost management;

•	Establish a direct link between our financial and operational results and achievement of strategic objectives and the compensation of our executives; and

•	Align the interests and objectives of our executives with those of our shareholders by linking the long-term incentive compensation opportunities to shareholder value creation and their cash incentives to our annual performance.

“Pay for Performance” Program Design

The annual compensation of our NEOs is comprised of three principal elements: base salary, annual cash bonus opportunities, and long-term incentive compensation opportunities in the form of equity awards. While the pay mix may vary from year to year, our ultimate goal is to achieve our compensation objectives as described above. A discussion and analysis of each element follows under “Individual Compensation Elements” below.

To align our NEOs’ interests with those of our shareholders, and to motivate and reward individual initiative and effort, a substantial portion of our NEOs’ target annual total direct compensation opportunity is “at-risk.” We emphasize performance-based compensation that appropriately rewards our NEOs for delivering financial, operational, and strategic results that meet or exceed pre-established goals through our annual cash bonus plan. In addition, the PSUs, which make up a significant portion of our long-term incentive compensation arrangements, reward our NEO’s for driving total shareholder return relative to an established stock price index that most closely resembles the performance of a collection of our peers, customers and competitors. We further align our NEOs’ interests with those of our shareholders and advance our retention goals through our stock ownership guidelines and grants of stock options and RSUs with time-based vesting.

The pay mix for our CEO and the other NEOs during fiscal 2015 reflected this pay-for-performance design:

Lloyd Carney, CEO Target Pay Mix	Other NEOs, Average Target Pay Mix

Note:	In the charts above, the target annual cash bonus opportunities are based on a specified target incentive percentage of fiscal 2015 base salary, subject to achievement of the target level for the pre-established performance measures. The PSUs, RSUs and stock options (all long-term incentive compensation opportunities) reflect grant date fair values.

In addition, the following chart comparing our CEO’s total direct compensation with total shareholder return (“TSR”) demonstrates our strong pay-for-performance alignment:

Notes:

•	Except as noted below, “total direct compensation” represents the total compensation paid to the CEO for the applicable fiscal year as reported in the Summary Compensation Table.

•	“TSR” is calculated based on the closing stock price on the last trading day of the applicable fiscal year and includes reinvested dividends. The TSR indexed to 2011 represents the percentage change over the 2011 fiscal year-end stock price of $4.51.

•	For fiscal 2012, the total direct compensation for the then-CEO, Mr. Klayko, reflects the grant date fair value of an equity grant made on October 25, 2011, four days before the end of fiscal 2011; that equity grant was made as part of the compensation package for fiscal 2012 as approved by the Committee.

•	Mr. Carney succeeded Mr. Klayko as our CEO on January 14, 2013. The total direct compensation for fiscal 2013 represents the fiscal 2013 compensation paid to Mr. Klayko for his service prior to that date, exclusive of severance costs, plus the fiscal 2013 compensation paid to Mr. Carney for his service on and after that date, including the grant date fair value of his new hire equity award.

Shareholder Input on Executive Compensation Program

“Say-on-Pay” Vote

At our 2015 Annual Meeting of Shareholders, we conducted a non-binding shareholder advisory vote on the fiscal 2014 compensation of the NEOs (commonly known as a “Say-on-Pay” vote). Our shareholders approved the fiscal 2014 compensation of the NEOs with approximately 98% of the votes cast in favor of the proposal, a result that we believe indicates that our shareholders broadly support our executive compensation program.

As the Committee has reviewed our executive compensation policies and practices since that vote, it has been mindful of the strong support our shareholders have expressed for our approach to executive compensation. In addition, the Committee has taken into consideration the feedback that it has received from some of our larger shareholders that the Company should maintain relatively consistent compensation programs for its NEOs from year to year. As a result, following its annual review of our executive compensation philosophy, the Committee decided to retain our general approach to executive compensation.

Frequency of “Say-on-Pay” Vote

Every six years, we are required to conduct a non-binding shareholder advisory vote on the frequency of future “Say-on-Pay” votes. At our 2011 Annual Meeting of Shareholders, our shareholders cast the highest number of votes for voting on an annual basis, compared to voting every two or three years. In light of this result and other factors considered, our Board determined that we will hold annual Say-on-Pay votes until the next required vote on the frequency of future Say-on-Pay votes to be conducted at our 2017 Annual Meeting of Shareholders.

Shareholder Engagement and Feedback

We carefully consider feedback from our shareholders regarding our executive compensation program through our annual Say-On-Pay vote, as well as through our communications with shareholders throughout the year. Our shareholders are invited to express their views to the Committee as described under “Corporate Governance—Communications with the Board of Directors” in this proxy statement. We also engage in outreach to our major shareholders throughout the year about various topics, including executive compensation. See “Corporate Governance—Shareholder Engagement.”

The following is a summary of compensation-related feedback received from the shareholders that we engaged with since the beginning of fiscal 2015 and how we have responded to that feedback:

Shareholder Feedback Received	Response to Feedback
• We were urged to adopt a formal compensation recovery (“clawback”) policy	• We added “clawback” provisions to our Senior Leadership Plan and our 2009 Stock Plan in January 2015 and subsequently amended those provisions in September 2015 to include a disclosure requirement
• We were asked to consider lengthening the performance period applicable to our PSUs

•     Our PSUs span a three-year vesting period, with 50% vesting at the end of a two-year performance period and 50% vesting at the end of the third year; we believe this combination strikes the appropriate balance between a performance period with a realistic time horizon and a longer retention period and optimizes both components

• We were asked to include an “Overview” or “Executive Summary” to our Compensation Discussion and Analysis	• We added this “Overview” section to our Compensation Discussion and Analysis

•     We were asked to provide a more thorough explanation for certain elements of our compensation program, including the selection of our compensation peer group, the selection of the NASDAQ Telecommunications Index as our relative performance measure for our PSU awards, and the calculation of payments under our annual cash incentive plan

• We have included additional disclosure regarding these and other topics under “Governance of Executive Compensation Program” and “Individual Compensation Elements” below
• We were asked to disclose the nature of our engagement with shareholders with respect to compensation-related matters and how we responded to feedback received in the course of that engagement	• We have included this chart and the accompanying disclosures

We value the insights gained from our discussion with our shareholders and find them to be helpful even when points of view vary. The Committee considers shareholder feedback when adopting policies affecting our executive compensation program. We will continue to seek opportunities for dialogue with our shareholders on executive compensation and other matters on an ongoing basis.

Executive Compensation-Related Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. The following summarizes our executive compensation and related governance policies and practices:

WHAT WE DO

☑	Use a Pay-for-Performance Philosophy. The majority of our executives’ compensation is directly linked to corporate performance; we also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of each executive’s target total direct compensation dependent upon our stock price and/or total shareholder return.

☑	Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our executives’ compensation is “at risk” based on corporate performance, as well as equity-based, to align the interests of our executive officers and shareholders.

☑	Performance-Based Equity Awards. Our CEO and our other executives who report directly to the CEO receive performance stock unit awards.

☑	“Double-Trigger” Change-in-Control Arrangements. All of our post-employment compensation arrangements in the event of a change in control of the Company are “double-trigger” arrangements that require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid.

☑	Compensation Recovery (“Clawback”) Provision. Our annual bonus plan and 2009 Stock Plan include a provision augmenting the Company’s ability to recover cash-based incentive compensation and performance-based equity awards from our CEO and certain other senior executives (including our NEOs) if we correct or restate our financial statements due to a material accounting error.

☑	Stock Ownership Guidelines. We maintain stock ownership guidelines for our CEO and certain other senior executives.

☑	Conduct an Annual Shareholder Advisory Vote on NEO Compensation. We conduct an annual shareholder advisory vote on the compensation of our NEOs.

☑	Retain an Independent Compensation Advisor. The Committee has engaged its own independent compensation advisor to provide information, analysis, and other advice on executive compensation independent of management.

☑	Maintain an Independent Compensation Committee. The Committee consists solely of independent directors.

☑	Annual Executive Compensation Review. The Committee conducts an annual review of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

☑	Annual Compensation-Related Risk Assessment. The Committee regularly reviews our compensation-related risk profile.

☑	Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.

WHAT WE DON’T DO

☒	No Retirement Plans. We do not currently offer pension arrangements, retirement plans, or any non-qualified deferred compensation plans or arrangements to our executives other than the 401(k) plan that is available to all U.S. employees.

☒	No Guaranteed Bonuses. We do not provide guaranteed bonuses under our annual cash bonus plan.

☒	No “single trigger” Change in Control Arrangements. We do not provide cash severance or automatic vesting of equity awards based solely upon a change in control of the Company.

☒	No Perquisites or Other Personal Benefits. With three exceptions described below under “Compensation Discussion and Analysis—Individual Compensation Elements—Perquisites and Other Personal Benefits,” during the past three fiscal years, we did not provide our NEOs with any perquisites or other personal benefits that were not available to our employees generally.

☒	No Tax Payments on Perquisites. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than standard relocation benefits.

☒	No Excise Tax Payments on Future Post-Employment Compensation Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) with respect to payments or benefits contingent upon a change in control of the Company.

☒	No Hedging. We prohibit our employees, including our NEOs, and the members of our Board of Directors from engaging in certain derivative transactions relating to our securities.

☒	No Pledging. We prohibit our NEOs and certain other senior executives from holding Brocade securities in a margin account or pledging Brocade securities as collateral for a loan.

☒	No Special Welfare or Health Benefits. During fiscal 2014 and 2015, we did not provide our NEOs with any welfare or health benefit programs, other than participation on the same basis as all of our full-time employees in the employee programs that are standard in the technology sector.

☒	No Dividends or Dividend Equivalents Payable on Unvested Equity Awards. We do not pay dividends or dividend equivalents on unvested RSU awards or PSU awards.

☒	No Stock Option Re-pricing. Our employee stock plan does not permit options or stock appreciation rights to be repriced to a lower exercise or strike price without the approval of our shareholders.

II.	Governance of Executive Compensation Program

Role of the Compensation Committee

The Committee discharges the responsibilities of our Board relating to the compensation of our executive officers and members of our Board. The Committee has overall responsibility for:

•	overseeing our compensation and benefits plans, policies and programs generally;

•	annually reviewing and overseeing the process of evaluating our CEO’s performance;

•	setting the compensation of our CEO;

•	reviewing and approving all compensation for executives and employees who report directly to the CEO, including the NEOs (collectively, our “CEO Direct Reports”);

•	reviewing and overseeing our leadership development and succession plans;

•	reviewing and approving change of control retention agreements, including post-employment compensation arrangements; and

•	reviewing and approving this Compensation Discussion and Analysis.

The Committee’s practice of developing and maintaining compensation arrangements that are competitive includes a balance between hiring and retaining the best possible talent and maintaining a reasonable and responsible cost structure. We compete for talent in the highly-competitive entrepreneurial Silicon Valley and other technology hubs, and our future success and our ability to remain competitive are dependent on our continuing efforts to attract, retain and motivate highly qualified executives and employees in these intensively competitive environments.

Management Interaction with Compensation Committee

In discharging its responsibilities, the Committee works with members of our management team, including our CEO. The management team assists the Committee by providing information on Company and individual performance as well as management’s perspective and recommendations on compensation matters. The Committee solicits our CEO’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures and other compensation-related matters for our CEO Direct Reports. The Committee reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in approving the compensation for our CEO Direct Reports. Our CEO is not present for any Committee discussions, and does not make any recommendations, regarding his own compensation.

Compensation Review Cycle

The Committee conducts a review of the base salary levels, annual cash bonus opportunities and long-term incentive compensation opportunities of our CEO and our CEO Direct Reports during a minimum of five meetings conducted each year between September and December with additional telephone calls, briefings and other communications made or conducted as necessary. Adjustments are generally effective at the beginning of the fiscal year. Each fiscal quarter, the Committee tracks our financial and operational performance and the corresponding projected payments under our annual cash bonus plan and the then-current value of the equity awards previously granted to our CEO and our CEO Direct Reports.

Compensation-Setting Process

The Committee sets the target total direct compensation opportunities for our CEO and approves them for the other executives who report to the CEO, including the NEOs. The executives who report to the CEO are collectively referred to as the “CEO Executive Direct Reports.” The CEO and the CEO Executive Direct Reports are together referred to as the “Covered Executives.” The Committee does not use a single method or measure in setting or approving the target total direct compensation opportunities, nor is the impact of any one factor on the determination of pay levels quantifiable. The factors below, which the Committee considers when selecting and setting the amount of each compensation element for our CEO, and when reviewing and approving the amount of each compensation element for our CEO Executive Direct Reports, provide a framework for compensation decision-making regarding the compensation opportunity of each Covered Executive:

•	our performance against the financial and operational goals and objectives established by the Committee and our Board;

•	each individual Covered Executive’s skills, experience and qualifications relative to other similarly-situated executives at companies in our compensation peer group;

•	the scope of each Covered Executive’s role compared to other similarly-situated executives at companies in our compensation peer group;

•	the prior performance of each individual Covered Executive, based on an assessment of his contributions to our overall performance, ability to lead his business unit or function, and work as part of a team;

•	our CEO’s compensation relative to that of our CEO Executive Direct Reports, and compensation parity among our CEO Executive Direct Reports and with our other senior executives;

•	our financial performance relative to our compensation peer group;

•	the compensation practices of our compensation peer group and the positioning of each Covered Executive’s compensation in a ranking of peer company compensation levels; and

•	Recommendations provided by our CEO with regard to the compensation of the CEO Executive Direct Reports.

Role of Compensation Consultant

The Committee engages an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review.

Since fiscal 2006, the Committee has retained Compensia, a national compensation consulting firm, to serve as its compensation advisor. Compensia serves at the discretion of the Committee, which reviews Compensia’s engagement annually.

During fiscal 2015, Compensia regularly attended the meetings of the Committee (both with and without management present) and performed the following services:

•	provided competitive market data based on the compensation peer group for each of our executive officer positions and evaluated how the compensation we pay our executive officers compares both to our performance and to compensation of executives of our peer group companies;

•	assessed executive compensation trends within our industry and updated us on corporate governance and regulatory issues and developments;

•	reviewed market equity compensation practices, including burn rate and overhang;

•	reviewed compensation summaries, commonly known as “tally sheets,” which the Committee uses to ensure that it has a comprehensive view of our executive officers’ total compensation arrangements, including cash compensation (both fixed and variable), long-term incentive compensation (including past equity awards and the current and projected values of these awards), and post-employment compensation obligations (including in the event of a change of control of the Company);

•	provided competitive market data regarding the compensation of the non-employee members of our Board, which the Committee reviews on a biennial basis;

•	consulted with the Committee chair and other members, as requested, between Committee meetings;

•	reviewed and provided input on the Compensation Discussion and Analysis section of our proxy statement for our 2015 Annual Meeting of Shareholders; and

•	assessed compensation risk to help the Committee determine whether the Company’s compensation policies and practices are reasonably likely to have a material adverse impact on the Company.

In fiscal 2015, Compensia provided no services to us other than the consulting services to the Committee. The Committee regularly reviews the objectivity and independence of the advice provided by Compensia to the Committee on executive and non-employee director compensation. In fiscal 2015, the Committee considered the six specific independence factors adopted by the SEC and The NASDAQ Stock Market and determined that Compensia is independent and that its work did not raise any conflicts of interest.

Competitive Positioning

For purposes of comparing our executive compensation against the competitive market, the Committee reviews and considers the compensation levels and practices of a group of comparable technology companies. The companies in this compensation peer group for fiscal 2015 were selected in June 2014 on the basis of their similarity to us, as determined using the following criteria:

•	Companies with a similar revenue size to ours, which we defined as between approximately 0.5 times to 2.0 times our revenue during the four fiscal quarters preceding June 2014;

•	Companies with a similar market capitalization to ours, which we defined as between approximately 0.5 times to 5.0 times our June 2014 market capitalization;

•	Business focus - Companies with a primary focus on communications equipment and a secondary focus on hardware and software companies with “network” or “systems” business models and other similarly complex technology companies; and

•	Companies with status as an independent publicly traded company.

Although we sought to include data storage companies in our compensation peer group, we were unable to identify any independent storage companies that met the criteria outlined above.

After consultation with Compensia, the Committee determined to prioritize revenue over market capitalization because revenue tends to be a more stable metric than market capitalization.

Our compensation peer group for fiscal 2015 was as follows:

Atmel	FLIR Systems	Maxim Integrated Products
Autodesk	JDS Uniphase	National Instruments
Avago Technologies	Juniper Networks	Synopsys
Cadence Design Systems	KLA-Tencor	Teradyne
Ciena	LAM Research	Trimble Navigation
Citrix Systems	LSI	Verifone Systems
F5 Networks	Marvell Technology Group	Xilinx

Although LSI Corporation ceased being a publicly traded company in May 2014, the Committee chose to retain LSI in our compensation peer group for fiscal 2015 because current compensation-related information relating to LSI was still publicly available.

The following chart shows our percentile position relative to our compensation peer group based on revenue, market capitalization, operating income, net income and headcount at the time the Committee approved the peer group:

Brocade Peer Group Comparison

To analyze the compensation practices of the companies in our compensation peer group, Compensia gathered data from public filings (primarily proxy statements) and from the Radford High-Technology Executive Survey database. This market data was then used as a reference point for the Committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.

The Committee reviews our compensation peer group at least annually and makes adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group. As part of that process, the Committee made the following changes to the fiscal 2014 peer group in determining the fiscal 2015 peer group:

•	Removed BMC Software, as that company ceased being a publicly traded company in 2013;

•	Removed Polycom, as that company’s market capitalization was no longer within the selection criteria range; and

•	Added Atmel, Citrix Systems, National Instruments and VeriFone Systems as additional companies with “network” or “systems” business models or other similarly complex technologies. These four companies were added in part to replace the removal of the two companies discussed above and to maintain our target peer group size of approximately 20 companies. These four companies fell toward the middle to lower quartiles of the quantitative peer group selection criteria and, with the exception of Citrix, were positioned lower than Brocade in both revenue and market capitalization.

III.	Individual Compensation Elements

This section describes the specific elements of our fiscal 2015 executive compensation program for our NEOs, who are identified under “Compensation Discussion and Analysis” above. Although the focus of this section is on NEO compensation, our fiscal 2015 executive compensation program for all of our CEO Executive Direct Reports, including those who are not NEOs, is comprised of these same elements, and the compensation-setting practices and approach described in this section apply similarly with respect to the compensation of all such CEO Executive Direct Reports. The Committee applies the factors described under “Governance of Executive Compensation Program—Compensation-Setting Process” above to determine these elements of compensation similarly for the CEO and all of the CEO Executive Direct Reports, inclusive of the NEOs.

The following table classifies these individual compensation elements, including each element’s principal objective and link to our business strategy and any associated performance measures. The table also categorizes each element based on the extent to which, if at all, the element is “at risk” based on performance and notes the percentage of our CEO’s fiscal 2015 compensation represented by each such category.

Compensation Element	Principal Objectives and Link to Business	Performance Measures

Fixed (10%)	Base Salary	Attract and retain key talent; drive performance through individual contributions	Not applicable

Fixed With "At Risk" Component (21%)	Restricted Stock Unit Awards	Attract and retain key talent; drive performance through long-term individual contributions; align interests with stockholders	Stock price appreciation

	Annual Cash Bonuses	Attract and retain key talent; drive performance based on annual operating plan	Financial measures (total revenue, adjusted free cash flow and Data Center IP revenue) and operational measures (customer experience)

All "At Risk" (69%)	Performance Stock Unit Awards	Attract and retain key talent; align interests with shareholders; create sustainable long-term value	Earned based on total shareholder return measured against the NASDAQ Telecommunications Index

	Stock Options	Attract and retain key talent; align interests with shareholders; link realized value to stock price appreciation	Stock price appreciation

Base Salary

Base salary represents the fixed portion of our NEOs’ compensation and is intended to attract and retain highly talented individuals.

Generally, the initial base salaries of our NEOs are determined in consultation with Compensia at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, market data and the base salaries of our other executive officers. Thereafter, the Committee, in consultation with Compensia, reviews the base salaries of our NEOs annually taking into account these factors as well as those described under “Governance of Executive Compensation Program—Compensation-Setting Process” above. Following that review, the Committee makes adjustments, with respect to our CEO, and approves adjustments, with respect to our other NEOs, to base salaries as it determines to be necessary or appropriate.

In November 2014, the Committee reviewed the base salaries of our NEOs, taking into consideration a competitive market analysis prepared by Compensia, the recommendations of our CEO (except with respect to his own base salary), and the other factors described in the paragraph above. Following this review, the Committee determined that increases were necessary for certain of our NEOs to maintain the competitiveness of our NEOs’ base salaries. The base salaries of the NEOs for fiscal 2015 were as follows:

Named Executive Officer	Fiscal 2014 Base Salary	Fiscal 2015 Base Salary	Percentage Adjustment
Lloyd A. Carney	$800,000	$825,000	3.1%
Daniel W. Fairfax	$450,000	$465,000	3.3%
Jeffrey P. Lindholm	$400,000	$420,000	5.0%
Ken K. Cheng	$440,000	$440,000	—%
Gale E. England	$420,000	$420,000	—%

Annual Cash Bonuses

For fiscal 2015, we had a single cash bonus plan, the Brocade Senior Leadership Plan (the “Fiscal 2015 SLP”), for our NEOs. The Committee designed the Fiscal 2015 SLP to motivate the NEOs to achieve the following objectives:

•	“top line” revenue growth (including data center IP revenue growth);

•	cash flow; and

•	overall customer satisfaction.

The Committee established for our CEO, and reviewed and approved for each of our other NEOs, a target annual cash bonus opportunity at the beginning of fiscal 2015. The Committee also approved the formula for bonus payments at that time.

Target Annual Cash Bonus Opportunities

Each NEO was assigned a target annual cash bonus opportunity, the amount of which was calculated as a percentage of his base salary. In November 2014, the Committee reviewed the target annual cash bonus opportunities of our NEOs, taking into consideration a competitive market analysis prepared by

Compensia, the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity), and the other factors described in “Governance of Executive Compensation Program—Compensation-Setting Process” above. Following this review, the Committee determined that adjustments were necessary for certain NEOs to maintain competitive target total cash compensation and in those cases increased their target annual cash bonus opportunities compared to fiscal 2014 levels. For example, Mr. England’s target annual cash bonus opportunity was increased to reflect his promotion to Chief Operating Officer and because he has responsibility for our information technology function, which is not normally included within the scope of that role. In addition, Mr. Fairfax received a market-based adjustment to his target annual cash bonus opportunity to align his target annual cash incentive with those of the chief financial officers of the companies in our compensation peer group.

The target annual cash bonus opportunities of the NEOs for fiscal 2015 were as follows:

Named Executive Officer	Fiscal 2014 Target Annual Cash Bonus Opportunity as a Percentage of Base Salary	Fiscal 2014 Target Annual Cash Bonus Opportunity	Fiscal 2015 Target Annual Cash Bonus Opportunity as a Percentage of Base Salary	Fiscal 2015 Target Annual Cash Bonus Opportunity	Percentage Adjustment

Lloyd A. Carney	150%	$1,200,000	150%	$1,237,500	3.1%
Daniel W. Fairfax	80%	$360,000	90%	$418,500	16.3%
Jeffrey P. Lindholm	125%	$500,000	125%	$525,000	5.0%
Ken K. Cheng	100%	$440,000	100%	$440,000	—%
Gale E. England	80%	$336,000	100%	$420,000	25.0%

Corporate Performance Measures

In fiscal 2015, the Committee reviewed and approved the following as the corporate performance measures for purposes of the Fiscal 2015 SLP.

•	“Total Revenue,” which was defined as total product and services revenue as reported in our audited financial statements;

•	“Adjusted Free Cash Flow,” which was defined as cash flow from operations less capital expenditures plus excess tax benefits from stock-based compensation as reported in our audited financial statements;

•	“Data Center IP Revenue,” which was defined as IP revenue and Brocade Network Subscription revenue sold into data center use cases; and

•	“Customer Experience,” which is evaluated based on performance with respect to certain key goals designed to measure and enhance the internal and external customer experience, with internal and external customer experiences equally weighted as 50% of the total customer experience measure.

The Committee approved these performance measures because it believed that they were appropriate drivers for our business as they provided a balance between generating revenue, managing our expenses, and growing our business, which are designed to enhance shareholder value. In particular, the new Customer Experience corporate performance measure was added in fiscal 2015 because:

•	Exceeding our customers’ expectations continues to be an increasingly important part of our business;

•	We view customer service in connection with our products as a key market differentiator; and

•	We believe there is a direct correlation between the quality of our service to internal customers and the quality of the service that we provide to our external customers.

In December 2014, the Committee reviewed and approved the weightings and target performance levels for each of three quantitative performance measures, Total Revenue, Adjusted Free Cash Flow and Data Center IP Revenue, and the one milestone-driven performance measure, Customer Experience, as follows:

Corporate Performance Measure	Weighting	Target Performance Level ($M)
Total Revenue	40%	$2,290.0
Adjusted Free Cash Flow	30%	$416.0
Data Center IP Revenue	20%	$348.0
Customer Experience	10%	Score of 3 (on a 5-point scale)

The weightings of the quantitative measures were intended to balance top line measures (Total Revenue and Data Center IP Revenue) with bottom line and efficiency measures (Adjusted Free Cash Flow). The Committee believed such a balance would drive the appropriate amount of focus on propelling growth through revenue without detracting from our ultimate performance as a whole.

Fiscal 2015 was the first year we incorporated the one milestone-driven performance measure, Customer Experience, into our annual cash bonus plan, and, accordingly, the weighting of that measure was set at a comparatively low 10%.

The target levels for the three quantitative performance measures were based on our fiscal 2015 operating plan, which was reviewed and approved by our Board. These target levels were set to reward strong management performance in light of our strategic objectives and the industry and economic conditions and trends at the time the targets were set.

The Customer Experience target performance level was established based on two distinct categories of achievement:

•	The development of customer-impacting product features and quality projects; and

•	Measurement of “Net Promoter Score (“NPS”),” which is an industry-accepted survey measurement that measures the willingness of customers to recommend a company’s products or services to others and correlates with revenue growth.

For external customer experience, more than a dozen cross-functional product development projects were structured with quarterly milestones designed to improve the customer experience with our products. For internal customer experience, employee training goals were established and measured. In addition, we engaged an external vendor to help us establish baseline NPS measurements for both internal and external customers.

March 2015 Adjustment to Target Performance Levels

The Fiscal 2015 SLP provides for the Committee to make adjustments to the target performance levels as it deemed necessary or appropriate to reduce the expected effects of certain events, including any acquisitions or divestitures or debt refinancings completed during fiscal 2015, could have on performance levels. In March 2015, the Committee approved adjustments to the target performance levels to reflect the occurrence of the following events during fiscal 2015:

•	The completion of an offering of $575.0 million aggregate principal amount of 1.375% convertible senior unsecured notes due 2020 and the subsequent redemption of our outstanding 6.875% senior secured notes due 2020;

•	The acquisition of the SteelApp virtual application delivery controller product line from Riverbed Technology, Inc.; and

•	The acquisition of Connectem Inc., a provider of virtual evolved packet core solutions for providing converged voice and data on long-term evolution networks.

Those adjustments are noted in the table below:

Corporate Performance Measure	Original Target Performance Level ($M)	Adjusted Target Performance Level ($M)	Percentage Change
Total Revenue	$2,290.0	$2,309.2	0.8%
Adjusted Free Cash Flow	$416.0	$393.1	(5.5)%
Data Center IP Revenue	$348.0	$361.5	3.9%
Customer Experience	Score of 3 (on a 5-point scale)	No change	No change

Bonus Payment Formula

The amount that each participant could actually earn under the Fiscal 2015 SLP was based on our actual achievement with respect to Total Revenue, Adjusted Free Cash Flow, Data Center IP Revenue and Customer Experience for fiscal 2015. The following formula was used to calculate the actual cash bonus payments for participants in the Fiscal 2015 SLP:

Total Revenue Performance Score x 40%	Adjusted Free Cash Flow Performance Score x 30%	Data Center IP Revenue Performance Score x 20%	Customer Experience Performance Score x 10%	Target Annual Cash Bonus Opportunity Percentage	Annual Base Salary as of October 31, 2015

Pursuant to the Fiscal 2015 SLP, the Committee has the authority to adjust actual bonus payments under certain defined circumstances. No such adjustments were made to the bonus payments made under the Fiscal 2015 SLP.

Corporate Performance Measure Performance Scores

For each corporate performance measure, the Committee approved a scale to determine the performance scores that would be associated with varying levels of performance. These scales are shown below.

For the Total Revenue corporate performance measure, the scale was designed so that each one percent of above-target performance results in a 15.0 percentage point increase in the performance score, and each one percent of below-target performance results in a 12.0 percentage point decrease in the performance score. The impact of above-target performance on the performance score is greater than the impact of an equivalent level of below-target performance on the performance score so as to further incentivize and reward above-target performance. The Total Revenue scale was unchanged from the prior fiscal year plan design.

For the Adjusted Free Cash Flow corporate performance measure, the scale was designed so that each one percent of above-target performance results in a 3.5 percentage point increase in the performance score, and each one percent of below-target performance results in a 3.0 percentage point decrease in the performance score. The impact of above-target performance on the performance score is greater than the impact of an equivalent level of below-target performance on the performance score so as to further incentivize and reward above-target performance. The Adjusted Free Cash Flow scale was adjusted from the prior fiscal year plan design to improve the linkage of this measure to the operating profit funding for the plan.

For the Data Center IP Revenue corporate performance measure, the scale was designed so that each one percent of above-target performance results in a 5.0 percentage point increase in the performance score, and each one percent of below-target performance results in a 7.0 percentage point decrease in the performance score. This scale was originally established when Data Center IP Revenue was first added as a performance measure for the preceding fiscal year. At that time, the scale was set so that the impact of above-target performance on the performance score would be lesser than the impact of an equivalent level of below-target performance on the performance score so as to moderate the potential operating profit impact of any above-target performance. The concerns about moderating the potential operating profit impact of any above-target performance continued to exist at the time that the Data Center IP Revenue scale was established for fiscal 2015, so the Data Center IP Revenue scale was left unchanged from the prior fiscal year plan design.

For the Customer Experience corporate performance measure, the scale was designed so that each one percent of above-target performance results in a 0.75 percentage point increase in the performance score, and each one percent of below-target performance results in a 1.5 percentage point decrease in the performance score. The impact of above-target performance on the performance score is lesser than the impact of an equivalent level of below-target performance on the performance score so as to limit the upside potential given that fiscal year 2015 was the first year that Customer Experience was used as a performance measure.

Computation of the Fiscal 2015 Annual Cash Bonus Payments

In November 2015, the Committee determined the amounts to be paid under the Fiscal 2015 SLP based on our actual performance in fiscal 2015 with respect to each corporate performance measure. The first step in making that determination was to calculate the total weighted performance score based on actual performance compared to adjusted target performance as shown in the table below:

Corporate Performance Measure	Adjusted Target Performance Level ($M)	Actual Performance Level ($M)	Performance Score	Weighting Percentage	Weighted Performance Score(1)
Total Revenue	$2,309.2	$2,263.5	76.2%	40.0%	30.5%
Adjusted Free Cash Flow	$393.1	$427.7	130.8%	30.0%	39.3%
Data Center IP Revenue	$361.5	$342.9	64.0%	20.0%	12.8%
Customer Experience	3.0	3.253	106.3%	10.0%	10.6%
Total				100.0%	93.2%
(1)	The percentages in this column have been rounded.

The second step was to calculate the actual cash bonus payments to be made to the NEOs for fiscal 2015 by multiplying the total weighted performance score by each NEO’s fiscal 2015 target annual cash bonus opportunity as shown in the table below:

Named Executive Officer	Fiscal 2015 Target Annual Cash Bonus Opportunity	Total Weighted Performance Score	Actual Annual Cash Bonus Payment
Lloyd A. Carney	$1,237,500	93.162%	$1,152,881
Daniel W. Fairfax	$418,500	93.162%	$389,883
Jeffrey P. Lindholm	$525,000	93.162%	$489,101
Ken K. Cheng	$440,000	93.162%	$409,913
Gale E. England	$420,000	93.162%	$391,281

Long-Term Incentive Compensation

We use equity awards to deliver long-term incentive compensation opportunities to our NEOs and to address special situations as they may arise from time to time, such as promotions and retention arrangements. Our equity award grant practices are designed to reflect a balance between our desire to motivate and retain executive talent, our need to remain competitive in recruiting, and our need to effectively manage the dilution of shareholders’ interests.

In accordance with the process described under “Governance of Executive Compensation Program—Compensation-Setting Process” above, the Committee determines for our CEO, and reviews and approves for our other NEOs, the amount of long-term incentive compensation as part of its annual compensation review by taking into consideration the following:

•	a competitive market analysis prepared by Compensia;

•	the recommendations of our CEO (except with respect to his own long-term incentive compensation);

•	the outstanding equity holdings of each NEO;

•	the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to that of the companies in our compensation peer group; and

•	the potential ownership dilution to our shareholders (our “overhang”) in relation to the median practice of the companies in our compensation peer group.

Based on the Committee’s evaluation of the factors listed above, the approximate mix of the equity awards granted to our NEOs for fiscal 2015 was as follows:

Performance Stock Unit Awards 50%	Restricted Stock Unit Awards 25%	Stock Option Awards 25%

PSU Awards

PSU awards are designed to link executive compensation with increases in shareholder value relative to a published index. Accordingly, the actual number of shares of our common stock that may be issued following the vesting of the PSU awards varies based on our total shareholder return relative to the total shareholder return of the NASDAQ Telecommunications Index during the performance period, which is two years starting at the beginning of our fiscal year and concluding at the end of the following fiscal year. Awards vest over a three-year period from the grant date, with half of the earned shares vesting at the end of the performance period and the remaining half on the one year anniversary of the last day of the performance period, so that the awards are fully vested, to the extent earned, three years from the grant date. The following table illustrates the operation of the PSU awards over a three-year period:

	Fiscal 2013	Fiscal 2014	Fiscal 2015	Fiscal 2016	Fiscal 2017
Fiscal 2013 PSU Award	Performance Period with 50% vesting at end		50% vesting at end

Fiscal 2014 PSU Award		Performance Period with 50% vesting at end		50% vesting at end

Fiscal 2015 PSU Award			Performance Period with 50% vesting at end		50% vesting at end

The number of shares to be earned under the PSU awards is increased by five percentage points for each percentage point that our total shareholder return exceeds that of the NASDAQ Telecommunications Index during the performance period. Similarly, the number of shares to be earned under the awards is decreased by five percentage points for each percentage point that our total shareholder return is less than that of the NASDAQ Telecommunications Index. The number of shares to be issued following the vesting of the PSU awards was capped at 150% of target for the fiscal 2013 and fiscal 2015 awards. For fiscal 2014, the Committee approved an increase in the PSU award cap to 250% of target in order to retain and motivate the company’s executives during business transitions occurring at the time, including significant staff and cost reductions and the implementation of the company’s software networking initiatives. For fiscal 2015, the Committee approved restoring the 150% cap.

The Committee approved the use of the NASDAQ Telecommunications Index as an appropriate benchmark against which to evaluate our performance for the following reasons:

•	That index includes a collection of our peers, customers and competitors;

•	There is a strong historical correlation between the performance of our stock and the performance of that index;

•	The major NASDAQ indexes that are not market sector-focused tend to be dominated by large technology stocks and do not correlate well with our performance; and

•	There is a low correlation with other NASDAQ market sector indexes that we have considered.

To illustrate this high correlation, the graph below shows a comparison for the period commencing at the beginning of Brocade’s 2012 fiscal year and ending at the end of Brocade’s 2015 fiscal year of the annual percentage change in the cumulative total shareholder return of our common stock with the cumulative total shareholder return of the NASDAQ Telecommunications Index. The historical shareholder returns for both our common stock and the NASDAQ Telecommunications Index are not indicative of, or intended to forecast, future performance. Data for both our common stock and the NASDAQ Telecommunications Index assume reinvestment of dividends.

RSUs and Stock Options

RSUs and stock options require our NEOs to remain continuously employed by us through the applicable vesting dates. The RSUs granted at the beginning of fiscal 2015 vest in annual increments over three years, and the stock options granted at the beginning of fiscal 2015 vest monthly over four years. The value of RSUs and stock options is tied to the market price of our common stock, and the equity award mix is determined as described above in this section.

Equity Awards Granted in Fiscal 2015

The equity awards granted to the NEOs in fiscal 2015 were as follows:

Named Executive Officer	Performance Stock Units Granted	Grant Date Fair Value	Restricted Stock Units Granted	Grant Date Fair Value	Stock Options Granted	Grant Date Fair Value	Total Grant Date Fair Value
Lloyd A. Carney	325,000	$3,376,750	163,000	$1,729,430	410,000	$1,267,510	$6,373,690
Daniel W. Fairfax	58,000	$602,620	29,000	$307,690	73,000	$225,679	$1,135,989
Jeffrey P. Lindholm	63,000	$654,570	32,000	$339,520	80,000	$247,319	$1,241,409
Ken K. Cheng	55,000	$571,450	28,000	$297,080	70,000	$216,405	$1,084,935
Gale E. England	53,000	$550,670	26,000	$275,860	65,000	$200,947	$1,027,477

Benefit Plans

We have established a tax-qualified Section 401(k) retirement plan for all U.S. employees who satisfy certain eligibility requirements. Currently, we match contributions made to the plan by our employees, including our NEOs, dollar for dollar to a maximum of $3,000. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the “Code”) so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

We also offer our U.S. employees, including our NEOs, the opportunity to purchase shares of our common stock at a discount under our employee stock purchase plan.

In addition, we provide other benefits to our NEOs on the same basis as all of our full-time U.S. employees. These benefits include: medical, dental and vision insurance; medical and dependent care flexible spending accounts; short-term and long-term disability insurance; accidental death and dismemberment insurance; and basic life insurance coverage.

Perquisites and Other Personal Benefits

Generally, we do not provide any perquisites or other personal benefits to our NEOs that are not generally available on a non-discriminatory basis to all employees. During the past three fiscal years, one or more of our NEOs received a benefit that was not available to all employees in the following three instances:

•	In November 2014, after extended efforts to dispose of four seat licenses at Levi’s Stadium in Santa Clara, California, and related San Francisco 49ers football season tickets for the 2014-2015 season in the secondary market, we sold these seat licenses and tickets to Mr. England and his son-in-law. We implemented the transaction primarily to relieve the Company of the continuing financial obligation to make principal and interest payments on the seat licenses and to purchase the associated tickets. The seat licenses and tickets were sold to Mr. England and his son-in-law for cash and the assumption of our obligations in an aggregate amount of $131,211, which represented approximately our total cost associated with such seat licenses and tickets. Based on the applicable tax rules for related party transactions, we determined that the imputed compensatory value of the transaction to Mr. England was $19,421, which was added to Mr. England’s total compensation for fiscal year 2015.

•	During fiscal 2013, our NEOs were provided with access to an executive health and welfare benefit program offered by the Stanford LifeLong Health Program. NEO access to that program was subsequently terminated in connection with cost efficiency measures implemented during fiscal 2013.

•	We have limited access to an aircraft for business travel purposes. Under certain circumstances, and with prior approval, we may permit a non-employee companion (e.g., a spouse) of an NEO to travel with the NEO on a business-related flight subject to reimbursement for equivalent first class airfare. There were two instances of such use of the aircraft during fiscal 2015.

Change of Control Retention Agreements

We have entered into written Change of Control Retention Agreements with each of our NEOs. Each of these agreements was approved by the Committee or, in certain instances, by our Board. These agreements set forth the rights and responsibilities of each party and protect both parties’ interests in the event of a termination of employment by providing the NEO with the opportunity to receive certain post-

employment payments and benefits in the event of a termination of employment under certain circumstances, including following a change of control of the Company.

We believe that having in place reasonable and competitive post-employment compensation arrangements is essential to attracting and retaining highly-qualified executive officers. Our post-employment compensation arrangements are intended to keep executive officers working to achieve our goals despite a possible change of control and are designed to provide reasonable compensation to executive officers who leave the Company under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

In determining payment and benefit levels under the various circumstances triggering the post-employment compensation provisions of our Change of Control Retention Agreements, the Committee has drawn a distinction between (i) terminations of employment by the Company for cause and voluntary terminations of employment without good reason and (ii) terminations of employment by the Company without cause or by the NEO with good reason as a result of a change of control of the Company. Payment in the event of a termination by the Company without cause or by the NEO with good reason as a result of a change of control has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the NEO’s departure is due, at least in part, to circumstances not within his control. In contrast, we believe that payments are not appropriate in the event of a termination of employment for cause or a voluntary resignation without good reason because such events often reflect either inadequate performance or a decision by the NEO to end his relationship with us.

As noted above, the Change of Control Retention Agreements contain post-employment compensation arrangements in the event of a change of control of the Company. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of shareholders regardless of whether those transactions may result in their own job loss. As such, we believe that these arrangements appropriately align the interests of management and shareholders when considering the long-term future for the Company.

All payments and benefits in the event of a change of control of the Company are payable only if there is a subsequent qualifying loss of employment by an NEO (commonly referred to as a “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change of control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.

Historically, we have avoided the use of excise tax payments (or “gross-ups”) relating to a change of control of the Company and have no such obligations in place with respect to any of our NEOs. Consistent with our historical practice, we intend to continue to refrain from providing excise tax payments relating to a change of control of the Company.

For information on the specific terms and conditions of the Change of Control Retention Agreements, see “Employment, Change of Control and Severance Arrangements.” In addition, for an estimate of the potential payments and benefits payable under these arrangements as of the end of fiscal 2015, see “Potential Payments Upon Termination or Change of Control.”

IV.	Other Compensation Policies and Practices

Equity Awards Granting Policy

Our equity award granting practices are set forth in our “Equity Awards Granting Policy.” Consistent with that policy, the Committee reviewed and approved the equity awards granted to the NEOs during fiscal 2015 at the beginning of the fiscal year. Under the equity awards granting policy, grants of equity awards to most employees are made as follows:

•	Grants of new hire equity awards are submitted for approval each month by the Committee, or its designated subcommittee, irrespective of whether the grants will occur during one of the Company’s trading blackout periods; and

•	Grants of annual, promotional and other discretionary equity awards are submitted for approval each month by the Committee, or its designated subcommittee, provided the grants do not occur during one of the Company’s trading blackout periods.

Awards are approved by the Committee, or its designated subcommittee, in accordance with the Committee’s charter, our Equity Awards Granting Policy, and applicable law.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our CEO and our CEO Executive Direct Reports to align their interests with the interests of our shareholders. Requirements under these guidelines are expressed as the lesser of a fixed number of shares of our common stock or a dollar value calculated based on a specified multiple of annual base salary on a fixed date multiplied by the stock price for that date. These guidelines provide that:

•	our CEO is required to own the lesser of 400,000 shares of our common stock or that number of shares with a market value equal to three times his annual base salary;

•	our CFO is required to own the lesser of 75,000 shares of our common stock or that number of shares with a market value equal to his annual base salary; and

•	our other CEO Executive Direct Reports are required to own the lesser of 60,000 shares of our common stock or that number of shares with a market value equal to their annual base salary.

Our executives who are subject to these guidelines are expected to reach their target ownership level within five years of the date on which the guidelines were adopted or the date on which they became subject to the guidelines, whichever is later, and to hold at least such minimum value in shares of our common stock for so long as applicable. As of October 31, 2015, each of our NEOs satisfied these stock ownership guidelines.

Compensation Recovery (“Clawback”) Provision

To further align the interests of our executives and shareholders, and to promote good governance practices, in January 2015, the Committee amended the Company’s 2009 Stock Plan and the Fiscal 2015 SLP to add an executive compensation recovery (“clawback”) provision. This provision provides that, in the event that material accounting errors occur that require a financial restatement, whether or not such errors result from fraud or intentional misconduct by our CEO or our CEO Executive Direct Reports, the intent of the provision is that the Committee will seek recovery of all cash-based incentive compensation or performance-based equity awards erroneously paid or granted to our CEO and any of such executives based on the material accounting error, if the amount paid or awarded would have been lower had our financial statements been free of any such material accounting errors. The provision further provides that, in determining whether to pursue such recovery, the Committee will take into account considerations such as the feasibility and expense of recovery, the existence of any pending legal action, and the passage of time since the material accounting errors were made.

In September 2015, the Committee amended the “clawback” provision in both the Company’s 2009 Stock Plan and in the Fiscal 2015 SLP to provide that we will disclose the results of its determination to pursue recovery, as well as the reasons for any determination not to pursue recovery, in the first proxy statement filed following the determination. The amended provision also provides that we will further amend this provision, as appropriate, following the implementation of final rules to be adopted by the U.S. Securities and Exchange Commission under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Policy Prohibiting Hedging or Pledging of Our Equity Securities

Our Insider Trading Policy prohibits our employees, officers and the members of our Board from engaging in certain derivative transactions relating to our securities.

In addition, our CEO and the CEO Executive Direct Reports may not hold our securities in a margin account or pledge our securities as collateral for a loan.

Exchange Act Rule 10b5-1 Trading Plans

Each of our executive officers, certain other senior executives and the members of our Board may enter into a written plan for the automatic trading of securities in accordance with Exchange Act Rule 10b5-1. If such persons elect to execute trades in our securities, we encourage them to enter into Exchange Act Rule 10b5-1 trading plans.

V.	Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer and each of the three other most highly-compensated executive officers (other than the chief executive officer and chief financial officer) whose compensation is required to be disclosed to our shareholders under the Exchange Act in any taxable year. Remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of Section 162(m) or qualifies for one of the other exemptions from the deductibility limit. In making compensation decisions, the Committee considers the potential effects of Section 162(m) on the compensation paid to the NEOs.

The Committee generally seeks to qualify the performance-based incentive compensation paid or awarded to the NEOs for the “performance-based compensation” exemption from the deductibility limit of Section 162(m) to the extent that we determine it to be in the best interests of the Company. In addition, in approving the amount and form of compensation for the NEOs, the Committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m). However, the Committee believes that it is important to retain the flexibility to motivate superior performance through plans and awards that do not satisfy all of the conditions of an exemption from Section 162(m). The Committee believes that the benefit to the Company from these awards outweighs the potential benefit of ensuring the tax deductibility of the remuneration realized by the NEOs from these awards. Accordingly, from time to time, the Committee may, in its judgment, approve compensation for the NEOs that does not comply with an exemption from the deductibility limit when it believes that such compensation is in the best interests of the

Company and our shareholders. The Committee will continue to monitor the issue of deductibility of executive compensation and make adjustments to our executive compensation program to maximize the deductibility of our executive compensation to the extent that it believes such result is consistent with the objectives of individual compensation elements and the best interests of the Company and our shareholders.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and members of our Board who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change of control of the Company that exceeds certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer may owe as a result of the application of Sections 280G or 4999 during fiscal 2015, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow the FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

COMPENSATION AND RISK

In January 2015, with the assistance of Compensia, we carefully reviewed our compensation policies and practices and determined that they do not encourage our employees to take, or reward our employees for taking, inappropriate or excessive risks or create risks that are reasonably likely to have a material adverse effect on the Company. We believe the following characteristics of our compensation programs work to reduce the possibility of our employees, including our NEOs, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•	We base our compensation policies and practices on a well-defined and appropriate pay philosophy, peer group and market positioning for each employee group (e.g., executives, managers and individual contributors).

•	We structure employee compensation packages to reflect a balance between cash and equity-based compensation, and short- and long-term performance focus, based on the nature of the responsibilities and market practices of each employee group.

•	Performance objectives are set with a reasonable probability of achievement and tied to the annual operating budget and long-term strategic planning objectives approved by our Board.

•	We attempt to structure our compensation policies and practices so that they are based on consistent performance objectives across the Company, including annual targets that are based on Company performance.

•	In the case of our executive compensation program:

¡	We use multiple performance measures in the annual cash incentive plan.

¡	To ensure that employees do not benefit from Company over-performance at a level that is greater than do all shareholders, payouts under the Fiscal 2015 SLP are effectively capped.

¡	The PSUs have caps on the maximum number of shares that may be earned.

¡	The Committee has retained an external executive compensation consultant to advise on market practices and the suitability of its compensation actions and decisions.

¡	The Committee reviews executive compensation annually and considers market practices in its compensation actions and decisions.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

L. William Krause (Chair)

David L. House

David E. Roberson

Sanjay Vaswani

EXECUTIVE COMPENSATION TABLES

The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities to: (i) our Chief Executive Officer; (ii) our Chief Financial Officer; and (iii) our other three most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2015.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Lloyd A. Carney	2015	825,000	5,106,180	1,267,510	1,152,881	3,000	8,354,571
Chief Executive Officer(6)	2014	800,000	6,148,050	1,262,459	1,861,440	3,000	10,074,949
	2013	639,394	1,301,800	5,750,805	600,000	3,000	8,294,999
Daniel W. Fairfax	2015	465,000	910,310	225,679	389,883	3,000	1,993,872
Senior Vice President and Chief	2014	450,000	1,264,705	246,179	558,432	3,000	2,522,316
Financial Officer	2013	450,000	1,105,750	—	188,151	7,000	1,750,901
Jeffrey P. Lindholm	2015	420,000	994,090	247,319	489,101	—	2,150,510
Senior Vice President,	2014	400,000	1,286,180	246,179	775,600	—	2,707,959
Worldwide Sales(7)(8)	2013	265,152	426,000	469,844	170,146	177,700	1,508,842
Ken K. Cheng	2015	440,000	868,530	216,405	409,913	3,000	1,937,848
Chief Technology Officer and Senior	2014	440,000	1,328,500	268,273	682,528	3,000	2,722,301
Vice President, Corp. Dev. and Emerging Business	2013	400,000	691,500	—	156,792	7,000	1,255,292
Gale E. England	2015	420,000	826,530	200,947	391,281	19,421	1,858,179
Chief Operating Officer and Senior	2014	420,000	1,288,442	261,961	521,203	99,146	2,590,752
Vice President, Operations(9)(10)	2013	166,667	542,000	512,657	62,889	—	1,284,213

Note: All dollar amounts rounded to the nearest whole dollar

(1)	Actual salary earned during the 2015, 2014 and 2013 fiscal years, as applicable.

(2)	These amounts reflect the grant date fair value computed in accordance with FASB ASC Topic 718 and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as through the vesting of a restricted stock unit award). For additional information, see Note 12 of our financial statements in the Form 10-K for the year ended October 31, 2015 as filed with the SEC. See also the “Fiscal 2015 Grants of Plan-Based Awards Table” for information on stock awards granted in fiscal year 2015.

(3)	These amounts reflect the value computed in accordance with FASB ASC Topic 718 for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). For additional information, see Note 12 of our financial statements in the Form 10-K for the year ended October 31, 2015, as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal year 2015, see the notes in our financial statements in the Form 10-K for the respective year. See the “Fiscal 2015 Grants of Plan-Based Awards Table” for information on stock option awards granted in fiscal year 2015.

(4)	For fiscal years 2015, 2014 and 2013, these amounts include payments under the Company’s Senior Leadership Plan for the applicable fiscal year. The applicability of those plans and the actual payments under those plans are included in the “Actual Payouts Under Non-Equity Incentive Plan” column of the “Fiscal 2015 Grants of Plan-Based Awards Table.” See “Compensation Discussion and Analysis—Individual Compensation Elements—Annual Cash Bonuses” above for more information.

(5)	These amounts include expenses paid by the Company for participating in the Company’s 401(k) plan match program for fiscal years 2015, 2014 and 2013 as well as benefits received by participating in the Stanford Health Program in fiscal year 2013.

(6)	Mr. Carney was appointed as our Chief Executive Officer effective January 14, 2013. Accordingly, Mr. Carney’s reported fiscal year 2013 compensation represents compensation for only a portion of that fiscal year.

(7)	Mr. Lindholm was appointed as our Senior Vice President, Worldwide Sales effective March 4, 2013. Accordingly, Mr. Lindholm’s reported fiscal year 2013 compensation represents compensation for only a portion of that fiscal year.

(8)	For fiscal year 2013, the entire amount listed in the “All Other Compensation” column for Mr. Lindholm represents a “hire-on” bonus payment that he received in March 2013.

(9)	Mr. England was appointed as our Vice President, Customer Advocacy and Operational Effectiveness effective June 3, 2013. Accordingly, Mr. England’s reported fiscal year 2013 compensation represents compensation for only a portion of that fiscal year.

(10)	For fiscal year 2015, the amount listed in the “All Other Compensation” column for Mr. England represents the imputed compensatory value associated with his acquisition from the Company of certain sports facility seat licenses and related tickets. See “Compensation Discussion and Analysis—Individual Compensation Elements—Perquisites and Other Personal Benefits.” For fiscal year 2014, the amount listed in the “All Other Compensation” column for Mr. England represents taxable relocation expenses he received in that fiscal year.

The following table shows all plan-based awards granted to the NEOs during fiscal year 2015. The Fiscal 2015 SLP awards are cash awards, and the Options, RSUs and PSUs are non-cash awards (e.g., equity awards). The equity awards identified in the table below are also reported in the “Fiscal 2015 Outstanding Equity Awards at Fiscal Year-End” table below.

Fiscal 2015 Grants of Plan-Based Awards Table

Name	Type(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Actual Payouts Under Non- Equity Incentive Plan($)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
			Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Lloyd A. Carney	2015 SLP			1,237,500		1,152,881
	Option	12/16/2014									410,000	$10.89	1,267,510
	RSU	12/16/2014								163,000			1,729,430
	PSU	12/16/2014						325,000	487,500				3,376,750
Daniel W. Fairfax	2015 SLP			418,500		389,883
	Option	12/16/2014									73,000	$10.89	225,679
	RSU	12/16/2014								29,000			307,690
	PSU	12/16/2014						58,000	87,000				602,620
Jeffrey P. Lindholm	2015 SLP			525,000		489,101
	Option	12/16/2014									80,000	$10.89	247,319
	RSU	12/16/2014								32,000			339,520
	PSU	12/16/2014						63,000	94,500				654,570
Ken K. Cheng	2015 SLP			440,000		409,913
	Option	12/16/2014									70,000	$10.89	216,405
	RSU	12/16/2014								28,000			297,080
	PSU	12/16/2014						55,000	82,500				571,450
Gale E. England	2015 SLP			420,000		391,281
	Option	12/16/2014									65,000	$10.89	200,947
	RSU	12/16/2014								26,000			275,860
	PSU	12/16/2014						53,000	79,500				550,670

(1)	“2015 SLP” means the Senior Leadership Plan for fiscal year 2015. “Option” means a stock option that vests if the grantee remains employed by the Company at certain times. “RSU” means a restricted stock unit that vests if the grantee remains employed by the Company at certain times. “PSU” means an award of performance stock units pursuant to which shares are earned based on the Company’s total shareholder return relative to that of an established index and that vests if the grantee remains employed by the Company at certain times. See “Compensation Discussion and Analysis—Individual Compensation Elements” above for more details.

(2)	These amounts reflect the grant date fair value of such award computed in accordance with FASB ASC Topic 718 and do not reflect the actual amounts earned. For additional information, see Note 12 of our financial statements in the Form 10-K for the year ended October 31, 2015, as filed with the SEC.

The following table shows all outstanding equity awards held by the NEOs at the end of fiscal year 2015.

Fiscal 2015 Outstanding Equity Awards at Fiscal Year End

	Option Awards(1)							Stock Awards
Name	Award Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Lloyd A. Carney	12/16/2014		93,958	316,042	—	10.89	12/16/2021	163,000	(2)	1,698,460	325,000	3,386,500
	12/9/2013		191,666	208,334	—	8.59	12/9/2020	100,000	(2)	1,042,000	—	—
	12/9/2013		—	—	—	—	—	330,727	(8)	3,446,175	—	—
	1/16/2013	(5)	1,650,000	750,000	—	5.66	1/16/2020	76,666	(6)	798,860	—	—
Daniel W. Fairfax	12/16/2014		16,729	56,271	—	10.89	12/16/2021	29,000	(2)	302,180	58,000	604,360
	12/9/2013		37,375	40,625	—	8.59	12/9/2020	20,666	(2)	215,340	—	—
	12/9/2013		—	—	—	—	—	59,531	(8)	620,313	—	—
	11/1/2012		—	—	—	—	—	16,666	(2)	173,660	—	—
Jeffrey P. Lindholm	12/16/2014		18,333	61,667	—	10.89	12/16/2021	32,000	(2)	333,440	63,000	656,460
	12/9/2013		37,375	40,625	—	8.59	12/9/2020	20,666	(2)	215,340	—	—
	12/9/2013		—	—	—	—	—	59,531	(8)	620,313	—	—
	3/4/2013	(5)	145,312	79,688	—	5.68	3/4/2020	37,500	(7)	390,750	—	—
Ken K. Cheng	12/16/2014		16,041	53,959	—	10.89	12/16/2021	28,000	(2)	291,760	55,000	573,100
	12/9/2013		40,729	44,271	—	8.59	12/9/2020	22,666	(2)	236,180	—	—
	12/9/2013		—	—	—	—	—	65,200	(8)	679,384	—	—
	11/1/2012		—	—	—	—	—	16,666	(2)	173,660	—	—
	12/10/2009		60,000	—	—	7.47	12/10/2016	—		—	—	—
Gale E. England	12/16/2014		14,895	50,105	—	10.89	12/16/2021	26,000	(2)	270,920	53,000	552,260
	12/9/2013		39,770	43,230	—	8.59	12/9/2020	22,000	(2)	229,240	—	—
	12/9/2013		—	—	—	—	—	62,365	(8)	649,843	—	—
	6/3/2013	(5)	145,833	104,167	—	5.42	6/3/2020	50,000	(7)	521,000	—	—

(1)	All options, except new hire option grants, vest at the rate of 1/48th per month and vest completely after four years as long as the grantee remains employed by the Company.

(2)	These RSUs vest over three years with 1/3 vesting annually as long as the grantee remains employed by the Company.

(3)	All PSUs have a two-year performance period commencing at the beginning of the fiscal year in which they are granted and concluding at the end of the subsequent fiscal year. The PSUs vest 50% at the end of the subsequent fiscal year and 50% one year later as long as the grantee remains employed by the Company.

(4)	Calculations based on the per share closing price of the Company’s common stock of $10.42 on October 30, 2015, the last trading day before the Company’s October 31, 2015 fiscal year end.

(5)	New hire grant options vest over four years with 1/4 vesting after one year and 1/48 vesting monthly thereafter.

(6)	Mr. Carney’s new hire grant RSUs vest annually over three years.

(7)	New hire grant RSUs, with the exception of Mr. Carney’s new hire grant, vest annually over four years.

(8)	Represents the unvested portion of the shares earned as of the end of fiscal 2015 in accordance with the terms of the PSUs granted on December 9, 2013.

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the NEOs during fiscal 2015.

Fiscal 2015 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Lloyd A. Carney	—	—	407,394	4,347,779
Daniel W. Fairfax	75,000	339,750	115,781	1,213,188
Jeffrey P. Lindholm	—	—	78,281	853,001
Ken K. Cheng	—	—	102,700	1,074,644
Gale E. England	—	—	87,365	960,718

(1)	The value realized on exercise is calculated by determining the difference between the market price of the shares at exercise and the exercise price of the options.

(2)	The number of shares acquired on vesting includes both RSUs and PSUs where applicable.

(3)	The value realized on vesting is calculated as the number of shares acquired on vesting multiplied by the closing market price of the shares on the date of vesting.

Employment, Change of Control and Severance Arrangements

Each of our NEOs has a Change of Control Retention Agreement that was approved by the Committee (each a “Retention Agreement”). Each Retention Agreement has a three-year term expiring in 2016, subject to mutual renewal and possible automatic extension if we enter into a definitive agreement regarding a change of control (as defined in the Retention Agreements). The Retention Agreements for Mr. Fairfax and Mr. Cheng replace a similar agreement for the respective individual that was scheduled to expire in 2013. Mr. Carney’s Retention Agreement replaces a similar agreement that was new in 2013 when he joined the Company.

Under the Retention Agreements, if the employment of an NEO is terminated by us without “cause” (as defined in the Retention Agreements) and such termination does not occur in connection with a change of control (as defined in the Retention Agreements), then, subject to the NEO signing a release of claims in favor of the Company, agreeing not to disparage Brocade for a period of 12 months following termination, and continuing to comply with Brocade’s employee confidential information agreement, the NEO will be eligible to receive: (1) a lump-sum payment equal to 12 months of base salary (30 months for Mr. Carney), (2) Brocade-paid COBRA benefits for 12 months, and (3) continued exercisability (but not accelerated vesting) of any vested stock options or stock appreciation rights until the earlier of nine months after termination of employment or the maximum term of the option or stock appreciation right.

In the event the NEO’s employment is terminated by us without cause or by such executive for “good reason” (as defined in the Retention Agreements) within three months before, or 12 months after, a change of control (as defined in the Retention Agreements), then the NEO instead will be eligible to receive, subject to the same requirement to sign a release of claims in favor of Brocade and comply with the same post-employment obligations described above: (1) a lump-sum payment equal to 12 months of base salary and 100% of the NEO’s target cash bonus under the Company’s Senior Leadership Plan for the fiscal year in which termination occurs (24 months of base salary and 200% of target cash bonus for Mr. Carney); (2) Brocade-paid COBRA benefits for 12 months (18 months for Mr. Carney); (3) full accelerated vesting with respect to the NEO’s then outstanding, unvested equity awards; and (4) continued exercisability of any vested stock options or stock appreciation rights until the earlier of nine months after termination of employment or the maximum term of the option or stock appreciation right. If the NEO’s severance payments and other benefits trigger excise taxation under Sections 280G and 4999 of the Code, the payments and benefits will either be: (1) paid in full; or (2) reduced so the NEO is not subject to excise taxation, whichever results in the NEO’s receipt of the greatest after-tax severance amount. The Retention Agreements do not provide for gross-up of these taxes or any other taxes.

The 1999 Stock Plan provides that, in the event of a “merger” or “asset sale” (as defined in that plan), and the 2009 Stock Plan provides that, in the event of a “change in control” (as defined in that plan), outstanding equity awards immediately vest in full, unless outstanding awards are assumed by the acquirer or new awards are provided in substitution for existing awards.

The following table quantifies the estimated payments and benefits that would be provided to each NEO upon a termination of employment in the regular course of business or a termination of employment in connection with a change of control of the Company as of the last day of fiscal year 2015.

Potential Payments Upon Termination or Change of Control

		Termination Without Cause Not in Connection with a Change of Control	Change of Control (apart from termination)	Involuntary Termination in Connection with a Change of Control
Lloyd A. Carney	Salary	$2,062,500	$0	$1,650,000
	Bonus	$0	$0	$2,475,000
	Health Benefits(1)	$28,014	$0	$42,021
	Equity Acceleration(2)	$0	$0	$13,896,547

	Total	$2,090,514	$0	$18,063,568
Daniel W. Fairfax	Salary	$465,000	$0	$465,000
	Bonus	$0	$0	$418,500
	Health Benefits(1)	$23,085	$0	$23,085
	Equity Acceleration(2)	$0	$0	$1,914,047

	Total	$488,085	$0	$2,820,632
Jeffrey P. Lindholm	Salary	$420,000	$0	$420,000
	Bonus	$0	$0	$525,000
	Health Benefits(1)	$13,447	$0	$13,447
	Equity Acceleration(2)	$0	$0	$2,585,654

	Total	$433,447	$0	$3,544,101
Ken K. Cheng	Salary	$440,000	$0	$440,000
	Bonus	$0	$0	$440,000
	Health Benefits(1)	$28,014	$0	$28,014
	Equity Acceleration(2)	$0	$0	$1,962,889

	Total	$468,014	$0	$2,870,903
Gale E. England	Salary	$420,000	$0	$420,000
	Bonus	$0	$0	$420,000
	Health Benefits(1)	$16,393	$0	$16,393
	Equity Acceleration(2)	$0	$0	$2,753,624

	Total	$436,393	$0	$3,610,017

(1)	Reflects cost of COBRA reimbursement assuming the executive elects COBRA.

(2)

Calculations reflect Brocade’s closing stock price of $10.42 per share on Friday, October 30, 2015, the last trading day on the NASDAQ Global Select Market prior to the last day of the fiscal year ending Saturday, October 31, 2015. Equity award values were calculated using: (i) $10.42 per share minus the exercise price per stock option share and (ii) $10.42 per share for restricted stock units, in both cases multiplied by the number of shares covered by each accelerating award. For PSUs whose performance period has not ended at the time of the change of control, the performance period is truncated to end on the close of the change of control. To the extent any shares are earned based on Brocade’s performance relative to the NASDAQ Telecommunications Index for the truncated performance period, 50% of the earned shares vest on the close of the change of control and 50% would vest on the first anniversary of the change of control, or, if earlier, at the time of a qualifying termination of employment. The table above shows 100% of the estimated number of shares that would be earned if the performance period was truncated to one year as set forth in the “Involuntary Termination in

Connection with a Change of Control” column to reflect a qualifying termination of employment occurring on the close of the change of control. In the event of a change of control where the acquirer refuses to assume or substitute for outstanding equity awards, vesting of all outstanding awards accelerates in full. In such an event, and assuming an October 31, 2015 change of control and a $10.42 per share transaction price, the value of the equity acceleration for each of Messrs. Carney, Fairfax, Lindholm, Cheng and England equals the equity acceleration value set forth in the column labeled Involuntary Termination in Connection with a Change of Control.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of October 31, 2015, with respect to shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans (in thousands, except per share amounts):

	A		B		C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (3)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excludes Securities Reflected in Column A)
Equity compensation plans approved by shareholders(1)	24,773	(4)(5)	$	8.48	36,834	(7)
Equity compensation plans not approved by shareholders(2)	2,400	(6)	$	5.66	—

Total	27,173		$	7.47	36,834

(1)	Primarily consists of the 2009 Employee Stock Purchase Plan (the “2009 ESPP”), the 2009 and 1999 Director Plans, and the 2009 and 1999 Stock Plans.

(2)	Consists solely of the 2013 Inducement Award Plan described in Note 11, “Employee Compensation Plans,” of the Notes to Consolidated Financial Statements contained in the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2015, as filed with the SEC.

(3)	The weighted-average exercise price does not take into account shares issuable upon vesting of outstanding RSUs or PSUs, which have no exercise price, or the purchase price of shares to be issued under the 2009 ESPP.

(4)	Amount includes 4.3 million shares issuable upon exercise of outstanding options, 17.3 million shares issuable upon vesting of outstanding RSUs, and 3.2 million shares issuable upon vesting of outstanding PSUs. For PSUs issued in fiscal year 2014 for which the performance period ended on October 31, 2015, the amount reported in the table reflects the unvested portion of the earned shares. For the PSUs issued in fiscal year 2015 for which the performance period had not ended as of October 31, 2015, the amount reported in the table assumes the maximum number of shares are issued upon vesting of those awards.

(5)	Amount excludes purchase rights accrued under the 2009 ESPP.

(6)	Amount represents shares issuable upon exercise of outstanding options granted under the 2013 Inducement Award Plan.

(7)	Amount consists of 10.5 million, 1.0 million, and 25.3 million shares available for future issuance under the 2009 ESPP, the 2009 Director Plan and the 2009 Stock Plan, respectively.

For a description of the material features of the compensation plans under which equity securities of the Company are authorized for issuance that were adopted without approval by shareholders, see Note 11 of the financial statements contained in the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2015, as filed with the SEC, which descriptions are incorporated herein by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of [November 30, 2015], as to: (i) each person who is known by us to own beneficially more than 5% of our outstanding Common Stock; (ii) each of the named executive officers; (iii) each director and nominee for director; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each listed shareholder is c/o Brocade Communications Systems, Inc., 130 Holger Way, San Jose, California 95134.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
BlackRock, Inc.(3)
55 East 52nd Street
New York, NY 10022	26,438,143	6.48%
Boston Partners(4)
One Beacon Street
Boston, MA 02108	42,822,554	10.50%
The Vanguard Group, Inc.(5)
100 Vanguard Blvd.
Malvern, PA 19355	27,184,070	6.66%
Judy Bruner(6)	157,500	*
Lloyd A. Carney(7)	2,469,822	*
Ken K. Cheng(8)	798,121	*
Renato A. DiPentima(9)	269,826	*
Alan L. Earhart(10)	95,000	*
Gale E. England(11)	314,316	*
Daniel W. Fairfax(12)	343,158	*
John W. Gerdelman(13)	246,500	*
David L. House(14)	356,250	*
L. William Krause(15)	230,230	*
Jeffrey P. Lindholm(16)	331,132	*
David E. Roberson	16,667	*
Sanjay Vaswani(17)	236,000	*
All Directors and Executive Officers as a group (14 persons)(18)	5,989,469	1.47%

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by such person. The number of shares beneficially owned includes Common Stock that such individual has the right to acquire as of [November 30, 2015] or within 60 days thereafter, including through the exercise of stock options.

(2)	Percentage of beneficial ownership is based upon 407,902,617 shares of Common Stock outstanding as of [November 30, 2015]. For each named person, this percentage includes Common Stock that the person has the right to acquire either currently or within 60 days of [November 30, 2015], including through the exercise of an option; however, such Common Stock is not deemed outstanding for the purpose of computing the percentage owned by any other person.

(3)	Based solely on a review of the Schedule 13G filed with the SEC on February 2, 2015.
a.	BlackRock has the sole power to vote or to direct the vote of 19,724,383 shares.
b.	BlackRock has the dispositive power to dispose or direct the disposition of 26,438,143 shares.

(4)	Based solely on a review of the Schedule 13G filed with the SEC on February 12, 2015.
a.	Boston Partners has the sole power to vote or to direct the vote of 33,571,061 shares.
b.	Boston Partners has shared power to vote or to direct the vote of 130,160 shares.
c.	Boston Partners has the sole power to dispose or to direct the disposition of 42,822,554 shares.

(5)	Based solely on a review of the Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2015.
a.	The Vanguard Group has the sole power to vote or to direct the vote of 287,416 shares.
b.	The Vanguard Group has the sole power to dispose or to direct the disposition of 26,932,854 shares.
c.	The Vanguard Group has shared power to dispose or to direct the disposition of 251,216 shares.
d.	Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 251,216 shares of the Company as a result of its serving as investment manager of collective trust accounts.
e.	Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 36,200 shares of the Company as a result of its serving as investment manager of Australian investment offerings.

(6)	Includes stock options to purchase 60,000 shares of Common Stock exercisable as of [November 30, 2015] or within 60 days thereafter.

(7)	Includes 2,212,915 shares of Common Stock that may be acquired upon exercise of stock options or RSUs vesting as of [November 30, 2015] or within 60 days thereafter.

(8)	Includes stock options to purchase 126,457 shares of Common Stock exercisable as of [November 30, 2015] or within 60 days thereafter.

(9)	Includes stock options to purchase 160,000 shares of Common Stock exercisable as of [November 30, 2015] or within 60 days thereafter.

(10)	Includes stock options to purchase 20,000 shares of Common Stock exercisable as of [November 30, 2015] or within 60 days thereafter.

(11)	Includes stock options to purchase 225,374 shares of Common Stock exercisable as of [November 30, 2015] or within 60 days thereafter.

(12)	Includes stock options to purchase 63,541 shares of Common Stock exercisable as of [November 30, 2015] or within 60 days thereafter.

(13)	Includes stock options to purchase 107,500 shares of Common Stock exercisable as of [November 30, 2015] or within 60 days thereafter.

(14)	Includes stock options to purchase 177,500 shares of Common Stock exercisable as of [November 30, 2015] or within 60 days thereafter.

(15)	Includes stock options to purchase 130,000 shares of Common Stock exercisable as of [November 30, 2015] or within 60 days thereafter.

(16)	Includes stock options to purchase 224,958 shares of Common Stock exercisable as of [November 30, 2015] or within 60 days thereafter.

(17)	Includes stock options to purchase 135,000 shares of Common Stock exercisable as of [November 30, 2015] or within 60 days thereafter.

(18)	Includes 3,761,161 shares of Common Stock that may be acquired upon exercise of stock options or RSUs vesting as of [November 30, 2015] or within 60 days thereafter, including Ellen A. O’Donnell’s stock options to purchase 117,916 shares of Common Stock exercisable as of [November 30, 2015] or within 60 days thereafter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and 10% shareholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms furnished to us during the most recent fiscal year, we believe that all of our executive officers, directors and 10% shareholders complied with the applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is responsible for reviewing and approving in advance any proposed related person transaction, any transaction or series of similar transactions to which Brocade was or is to be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, 5% shareholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, which we refer to as “related party transactions.” The Audit Committee reviews any such proposed related person transactions on a quarterly basis, or more frequently as appropriate. In cases in which a transaction has been identified as a potential related person transaction, management must present information regarding the proposed transaction to the Audit Committee for consideration and approval or ratification.

Except as described below and for the existing indemnification agreements with each of its directors and certain executive officers which require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company, there were no other related party transactions during fiscal year 2015.

On November 14, 2014, Mr. England, the Company’s Senior Vice President and Chief Operating Officer, together with his son-in-law, acquired from the Company four seat licenses at the Levi’s Stadium in Santa Clara, California, and related 49ers football season tickets for the 2014-2015 season for cash and assumption of the Company’s obligations, in an aggregate amount of $131,211, which represents approximately the Company’s total cost associated with such seat licenses and tickets. This transaction was approved by the Audit Committee on November 12, 2014.

During fiscal year 2015, the Audit Committee was also responsible for reviewing the Company’s policies with respect to related person transactions and overseeing compliance with such practices. The Audit Committee previously reviewed this transaction and recommended it for inclusion in this section.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed with our management our audited financial statements for the fiscal year ended October 31, 2015. In addition, the Audit Committee has discussed with KPMG LLP, our independent registered public accountants, the matters required to be discussed pursuant to the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16 “Communications with Audit Committees.” The Audit Committee also has received the written disclosures and the letter from KPMG LLP as required by the applicable requirements of the PCAOB regarding the independent registered public accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG LLP the independence of KPMG LLP.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent registered public accountants and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2015.

Respectfully submitted by:

Judy Bruner (Chair)

Alan L. Earhart

John W. Gerdelman

David E. Roberson

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND OUR ANNUAL MEETING

Q:	What is the purpose of the Annual Meeting?

A:	To vote on the following proposals:

•	the election of Judy Bruner, Lloyd A. Carney, Renato A. DiPentima, Alan L. Earhart, John W. Gerdelman, David L. House, L. William Krause, David E. Roberson and Sanjay Vaswani as directors;

•	a nonbinding advisory vote to approve executive compensation;

•	to approve the amendment and restatement of Brocade’s 2009 ESPP;

•	to approve the amendment of Brocade’s bylaws to provide that the courts located within the state of Delaware will serve as the exclusive forum for the adjudication of certain legal disputes; and

•	to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 29, 2016.

We may also transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Q:	How does the Board of Directors recommend I vote on these proposals?

A:	The Board recommends a vote:

•	FOR the election of Judy Bruner, Lloyd A. Carney, Renato A. DiPentima, Alan L. Earhart, John W. Gerdelman, David L. House, L. William Krause, David E. Roberson and Sanjay Vaswani as directors;

•	FOR the nonbinding advisory vote to approve executive compensation;

•	FOR the amendment and restatement of Brocade’s 2009 ESPP;

•	FOR the amendment of Brocade’s bylaws to provide that the courts located within the state of Delaware will serve as the exclusive forum for the adjudication of certain legal disputes; and

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 29, 2016.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. Accordingly a Notice of Internet Availability of Proxy Materials (the “Notice”) has been sent to our shareholders of record and beneficial owners as of February , 2016 (the “Record Date”). Instructions on how to access the proxy materials over the Internet or to request a printed copy by mail may be found on the Notice. In addition, the Notice provides information on how shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	Who is making this solicitation?

A:	This proxy is being solicited on behalf of Brocade’s Board of Directors.

Q:	Who is entitled to vote at the meeting?

A:	Shareholders Entitled to Vote. Shareholders who our records show owned shares of Common Stock as of the close of business on the Record Date may vote at the Annual Meeting. On the Record Date, we had a total of [ ] shares of Common Stock issued and outstanding, which were held of record by approximately [ ] shareholders. No shares of preferred stock were outstanding. Each share of Common Stock is entitled to one vote. The stock transfer books will not be closed between the Record Date and the date of the Annual Meeting.

Registered Shareholders.    If your shares are registered directly in your name with Brocade’s transfer agent, you are considered the shareholder of record with respect to those shares, and the Notice was provided to you directly by Brocade. As the shareholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Shareholders.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

Q:	Can I attend the meeting in person?

A:	You are invited to attend the Annual Meeting if you are a registered shareholder or a street name shareholder as of the Record Date. In order to enter the Annual Meeting, you must present a form of photo identification acceptable to us, such as a valid driver’s license or passport. Please note that since street name shareholders are not the shareholders of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker or bank’s procedures for obtaining a legal proxy and then present that legal proxy for verification at the Annual Meeting.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting on the Internet; and

•	request us to send our future proxy materials to you by mail or by email.

By accessing the proxy materials on the Internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholders’ meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. If you choose to receive future proxy materials by mail, you will receive a paper copy of those materials, including a form of proxy. Your election to receive proxy materials by mail or email will remain in effect until you notify us that you are terminating your request.

Q:	How can I vote my shares?

A:	Registered Shareholders: Registered shareholders may vote in person at the Annual Meeting or by one of the following methods:

•	By Mail. If you requested printed copies of the proxy materials to be mailed to you, you can complete, sign and date the proxy card and return it in the prepaid envelope provided;

•	By Telephone. Call the toll-free telephone number on the Notice and follow the recorded instructions; or

•	By Internet. Access Brocade’s secure website registration page through the Internet, as identified on the Notice, and follow the instructions.

Please note that the Internet and telephone voting facilities for registered shareholders will close at 11:59 PM Eastern Time on April     , 2016.

Street Name Shareholders:    If your shares are held in a stock brokerage account or by a bank or other nominee, you should have received instructions on how to vote or instruct the broker to vote your shares from your broker, bank or other nominee. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting to vote your shares.

Street name shareholders may generally vote by one of the following methods:

•	By Mail. If you requested printed copies of the proxy materials to be mailed to you, you may vote by signing, dating and returning your voting instruction card in the enclosed pre-addressed envelope;
•	By Methods Listed on Voting Instruction Card. Please refer to your voting instruction card or other information provided by your bank, broker or other nominee to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by the record holder; or
•	In Person with a Proxy from the Record Holder. A street name shareholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her broker, bank or other nominee. Please consult the voting instruction card provided to you by your broker, bank or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Q:	If I submit a proxy, how will it be voted?

A:	When a proxy is properly dated, executed and returned, the shares represented by such proxy will be voted at the Annual Meeting in accordance with the instructions of the shareholder. If no specific instructions are given, but the proxy is otherwise properly completed and returned, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Can I change my vote?”

Q:	Can I change my vote?

A:	You may change your vote at any time prior to the vote at the Annual Meeting. If you are a holder of record, to revoke your proxy instructions and change your vote, you must (i) attend the Annual Meeting and vote your shares in person, (ii) advise our Corporate Secretary at our principal executive office (130 Holger Way, San Jose, California 95134) in writing before the proxy holders vote your shares, (iii) deliver later dated and signed proxy instructions (which must be received prior to the Annual Meeting) or (iv) vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted). If you are a street name shareholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

Q:	What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy covering my shares?

A:	You may attend the meeting and vote in person even if you have already voted or submitted a proxy. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy. If a bank, broker or other nominee holds your shares and you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from the record holder of the shares giving you the right to vote the shares.

Q:	What quorum is required for the Annual Meeting?

A:	At the Annual Meeting, the presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required for the Annual Meeting to proceed. If you have returned valid proxy instructions or attend the Annual Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting.

Q:	How are votes counted?

A:	Each share of our common stock outstanding on the Record Date is entitled to one vote on each of the nine director nominees and one vote on each other matter.

Each director is elected by a majority of the votes cast with respect to the nominee at the annual meeting (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee), except in the case of a contested election. We did not receive any director nominations within the time periods specified in our bylaws, so this election of directors is uncontested. If a nominee who is currently serving as a director is not elected at the Annual Meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, as a condition to re-nomination, incumbent directors are required to submit a resignation of their directorships in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive the approval of a majority of the votes cast at the Annual Meeting and the Board accepts the resignation. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Approval of the advisory vote on executive compensation requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote. However, because this is an advisory vote, the result will not be binding on the Board or the Company. The Board and/or the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our NEOs.

Approval of the amendment and restatement of the 2009 ESPP requires the approval of a majority of the votes cast on the proposal at the Annual Meeting. Abstentions will have the effect of a vote “against” the approval of the amendment and restatement of the 2009 ESPP. Broker non-votes will have no effect on the outcome of the vote.

Approval of the amendment of Brocade’s bylaws to provide that the courts located within the state of Delaware will serve as the exclusive forum for the adjudication of certain legal disputes requires the affirmative “FOR” vote of a majority of shares present in person or represented by proxy and entitled to vote on the proposal. Abstentions will have the effect of a vote “against” the approval of the amendment and restatement of the Bylaws. Broker non-votes will have no effect on the outcome of the vote.

The ratification of independent registered public accountants requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on such proposal. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Q:	What are broker non-votes?

A:	Broker non-votes are shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter — the ratification of the appointment of the Company’s independent registered public accounting firm. Your broker will not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors, the advisory vote to approve executive compensation, the amendment and restatement of our 2009 ESPP and the amendment of our bylaws to provide that the Delaware courts will serve as the exclusive forum for the adjudication of certain legal disputes.

Q:	Who will tabulate the votes?

A:	Brocade has designated a representative of Wells Fargo Shareowner Services as the Inspector of Election who will tabulate the votes.

Q:	Who pays for the proxy solicitation process?

A:	Brocade will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We have retained Innisfree M&A Incorporated to assist with the solicitation for an estimated fee of $15,000, plus reasonable out-of-pocket expenses. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

Q:	May I propose actions for consideration at next year’s annual meeting of shareholders or nominate individuals to serve as directors?

A:	You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our bylaws, as applicable. In order for a shareholder proposal to be included in our proxy statement and form of proxy relating to our 2017 Annual Meeting of Shareholders, under rules set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the proposal must be received by us no later than [ ]. If a shareholder intends to submit a proposal that is not intended to be included in our proxy statement, or a nomination for director for our 2017 Annual Meeting of Shareholders, the shareholder must give us notice in accordance with the requirements set forth in our bylaws no later than the 45th day and no earlier than the 75th day prior to the anniversary of the mailing of the proxy statement for the 2016 Annual Meeting. If the date of the 2017 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be received no earlier than 90 days prior to the 2017 Annual Meeting and no later than the later of (i) the 60th day prior to the date of the 2017 Annual Meeting or (ii) the 10th day following the date on which public announcement of the date of the 2017 Annual Meeting is first made by Brocade. Our bylaws require that certain information and acknowledgments with respect to the proposal or the nominee, as applicable, and the shareholder making the proposal or the nomination be set forth in the notice. Our bylaws have been publicly filed with the SEC and can also be found on our website at www.brocade.com in the Corporate Governance section of our Investor Relations webpage.

Q:	What should I do if I get more than one proxy or voting instruction card?

A:	Shareholders may receive more than one set of voting materials, including multiple copies of the Notice, these proxy materials and multiple proxy cards or voting instruction cards. For example, shareholders who hold shares in more than one brokerage account may receive separate Notices for each brokerage account in which shares are held. Shareholders of record whose shares are registered in more than one name will receive more than one Notice. You should vote in accordance with all of the Notices you receive relating to our Annual Meeting to ensure that all of your shares are voted.

Q:	How do I obtain a separate set of proxy materials or request a single set for my household?

A:	We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice and our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each shareholder who participates in householding will continue to be able to access or receive a separate proxy card.

If you wish to receive a separate Notice, proxy statement or annual report at this time, please request the additional copy by contacting our transfer agent, Wells Fargo Shareowner Services, by telephone at 800-468-9716, or by facsimile at 651-450-4033. If any shareholders in your household wish to receive a separate annual report and a separate proxy statement in the future, they may call our Investor Relations group at 408-333-8000 or write to Investor Relations, Brocade Communications Systems, Inc., 130 Holger Way, San Jose, California 95134. They may also send an email to our Investor Relations Group at investor-relations@brocade.com. Other shareholders who have multiple accounts in their names or who share an address with other shareholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by calling or writing to Investor Relations.

Q:	What if I have questions about lost stock certificates or need to change my mailing address?

A:	You may contact our transfer agent, Wells Fargo Shareowner Services, by telephone at 800-468-9716, or by facsimile at 651-450-4033, if you have lost your stock certificate or need to change your mailing address.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Brocade’s Board of Directors is providing these proxy materials to you for use in connection with the 2016 Annual Meeting of Shareholders to be held on April __, 2016 at              Pacific Time, and at any postponement or adjournment of the meeting. The Annual Meeting will be held at our offices located at 130 Holger Way, San Jose, California 95134. Shareholders of record as of the Record Date are invited to attend the Annual Meeting and are asked to vote on the proposals described in this proxy statement.

The Notice of Internet Availability was first mailed on or about February     , 2016 to shareholders of record as of the Record Date, and these proxy solicitation materials combined with the Annual Report on Form 10-K for the fiscal year ended October 31, 2015, including financial statements, were first made available to you on the Internet, on or about February     , 2016. Our principal executive offices are located at 130 Holger Way, San Jose, California 95134, and our telephone number is (408) 333-8000. We maintain a website at www.brocade.com. The information on our website is not a part of this proxy statement.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

INCORPORATION BY REFERENCE

The information contained above under the captions “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that Brocade specifically incorporates it by reference into such filing.

For the Board of Directors

Ellen A. O’Donnell

Senior Vice President, General Counsel and Corporate Secretary

February     , 2016

Appendix A

BROCADE COMMUNICATIONS SYSTEMS, INC.

2009 EMPLOYEE STOCK PURCHASE PLAN

(As amended and restated on [            ], 2016)

1.    Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock through accumulated payroll deductions. The Company’s intention is to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.

2.	Definitions.

(a)    “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b)    “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Change in Control” means the occurrence of any of the following events:

(i)    Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; or

(ii)   Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)  Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(d), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(e)    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(f)     “Committee” means a committee of the Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 14.

(g)    “Common Stock” means the common stock of the Company.

(h)    “Company” means Brocade Communications Systems, Inc., a Delaware corporation, or any successor thereto.

(i)      “Compensation” means an Eligible Employee’s base straight time gross earnings and commissions, inclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other cash compensation.

(j)      “Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.

(k)     “Director” means a member of the Board.

(l)      “Eligible Employee” means any individual who is a common law employee of an Employer and is customarily employed for at least 20 hours per week and more than 5 months in any calendar year by the Employer. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave. The Administrator, in its discretion, from time to time may, prior to an Offering Date for all options to be granted on such Offering Date, determine (on a uniform and nondiscriminatory basis) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least 2 years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than 5 months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is an officer or other manager, or (v) is a highly compensated employee under Section 414(q) of the Code.

(m)   “Employer” means any one or all of the Company and its Designated Subsidiaries.

(n)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(o)    “Exercise Date” means the last day of a Purchase Period.

(p)    “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its fair market value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)   If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its fair market value will be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)  In the absence of an established market for the Common Stock, the fair market value thereof will be determined in good faith by the Administrator.

(q)    “Fiscal Year” means the fiscal year of the Company.

(r)     “New Exercise Date” means a new Exercise Date by shortening any Offering Period or Purchase Period then in progress.

(s)    “Offering Date” means the first Trading Day of each Offering Period.

(t)     “Offering Period” will mean a period of approximately 24 months, or such shorter period of time as determined by the Administrator in its sole discretion, during which an option granted pursuant to the Plan may be exercised, (i) commencing on the first Trading Day on or after June 1 of the initial year of the Plan and terminating on the last Trading Day in the period, thereof, (ii) with respect to Offering Periods commencing prior to March 9, 2011, commencing on the first Trading Day after the Exercise Date of the preceding Offering Period and terminating on the last Trading Day in the period, and (iii) with respect to Offering Periods commencing on or after March 9, 2011, commencing on the first Trading Day on or after June 1 and December 1 of each year and terminating on the first Trading Day on or after June 1 and December 1, approximately 24 months later. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 19.

(u)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(v)    “Participant” means an Eligible Employee that participates in the Plan.

(w)    “Plan” means this 2009 Employee Stock Purchase Plan.

(x)    “Purchase Period” means the period during an Offering Period that shares of Common Stock may be purchased on a Participant’s behalf in accordance with the terms of the Plan. Unless the Administrator provides otherwise, the Purchase Period will have the same duration and coincide with the length of the Offering Period.

(y)    “Purchase Price” means an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule) or pursuant to Section 19.

(z)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(aa)  “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.

3.	Eligibility.

(a)    Offering Date. Any Eligible Employee on a given Offering Date will be eligible to participate in the Plan, subject to the requirements of Section 5.

(b)    Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds $25,000 worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.    Offering Periods. The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after June 1 and December 1 each year, or on such other date as the Administrator will determine, and continuing thereafter until terminated in accordance with Section 20. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.    Participation. An Eligible Employee may participate in the Plan pursuant to Section 3(a) by (i) submitting to the Company’s stock administration office (or its designee), on or before a date determined by the Administrator prior to an applicable Offering Date, a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure determined by the Administrator.

6.	Payroll Deductions.

(a)    At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 15% of the Compensation which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a Participant will have the payroll deductions made on such day applied to his or her account under the subsequent Purchase or Offering

Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10.

(b)    Payroll deductions for a Participant will commence on the first pay day following the Offering Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10.

(c)    All payroll deductions made for a Participant will be credited to his or her account under the Plan and will be withheld in whole percentages only. A Participant may not make any additional payments into such account.

(d)    A Participant may discontinue his or her participation in the Plan as provided in Section 10, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by (i) properly completing and submitting to the Company’s stock administration office (or its designee), on or before a date determined by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator; provided, however, that a Participant may only make one payroll deduction change during each Offering Period. If a Participant has not followed such procedures to change the rate of payroll deductions, the rate of his or her payroll deductions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 10). The Administrator may, in its sole discretion, limit the nature and/or number of payroll deduction rate changes that may be made by Participants during any Offering Period. Any change in payroll deduction rate made pursuant to this Section 6(d) will be effective as of the first full payroll period following 5 business days after the date on which the change is made by the Participant (unless the Administrator, in its sole discretion, elects to process a given change in payroll deduction rate more quickly).

(e)    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b), a Participant’s payroll deductions may be decreased to 0% at any time during a Offering Period. Subject to Section 423(b)(8) of the Code and Section 3(b), payroll deductions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.

(f)     At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s or Employer’s federal, state, or any other tax liability payable to any authority, national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee.

7.    Grant of Option. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each 6-month (or shorter) Purchase Period more than 5,000 shares of the Common Stock (subject to any adjustment pursuant to Section 18), and provided further that such purchase will be subject to the limitations set forth in Sections 3(b) and 13. The Eligible Employee may accept the grant of such option with respect to the first Offering Period by submitting a properly completed subscription agreement in accordance with the requirements of Section 5 on or before the last day of the Enrollment Window, and (ii) with respect to any future Offering Period under the Plan, by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Offering Period. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8.	Exercise of Option.

(a)    Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option will be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions from his or her account. No fractional shares of Common Stock will be purchased; any payroll deductions accumulated in a Participant’s account which are not sufficient to purchase a full share will be returned to the Participant, subject to earlier withdrawal by the Participant as provided in Section 10. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

(b)    If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or terminate all Offering Periods then in effect pursuant to Section 19. The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.

9.    Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.

10.	Withdrawal.

(a)    A Participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (ii) following an electronic or other withdrawal procedure determined by the Administrator. All of the Participant’s payroll deductions credited to his or her account will be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b)     A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

11.  Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to Participant’s estate, and such Participant’s option will be automatically terminated.

12.  Interest. No interest will accrue on the payroll deductions of a Participant in the Plan.

13.	Stock.

(a)    Subject to adjustment upon changes in capitalization of the Company as provided in Section 18, the maximum number of shares of Common Stock which will be made available for sale under the Plan will be 85 million shares of Common Stock.

(b)    Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c)    Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.

14.  Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with local requirements.

15.  Transferability. Except as described in the subscription agreement, neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10.

16.  Use of Funds. The Company may use all payroll deductions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such payroll deductions. Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to such shares.

17.  Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

18.  Adjustments, Dissolution, Liquidation, Merger or Change in Control.

(a)    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock which may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 7 and 13.

(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing, at least 10 business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10.

(c)    Merger or Change in Control. In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date and will end on the New Exercise Date. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10.

19.  Amendment or Termination.

(a)    The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 18). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts which have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable.

(b)    Without stockholder consent and without limiting Section 19(a), the Administrator will be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c)    In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)    amending the Plan to conform with the safe harbor definition under Statement of Financial Accounting Standards 123(R), including with respect to an Offering Period underway at the time;

(ii)   altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(iii)  shortening any Offering Period by setting a New Exercise Date, including an Offering Period underway at the time of the Administrator action;

(iv)  reducing the maximum percentage of Compensation a Participant may elect to set aside as payroll deductions; and

(v)   reducing the maximum number of Shares a Participant may purchase during any Offering Period or Purchase Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.

20.  Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.  Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22.  Term of Plan. The Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It will continue in effect for a term of 10 years, unless sooner terminated under Section 19.

23.  Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

24.  Automatic Transfer to Low Price Offering Period. To the extent permitted by Applicable Laws, if the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Offering Date of such Offering Period, then all Participants in such Offering Period will be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period.

Appendix B

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

To supplement financial information presented on a GAAP basis, Brocade provides information presented on a non-GAAP basis. These non-GAAP measures are not computed in accordance with, or as an alternative to, financial information presented on a GAAP basis. Management believes that these non-GAAP measures allow management to gain a better understanding of Brocade’s comparative operating performance. Management uses these non-GAAP measures for planning and forecasting and in making decisions regarding operations and the allocation of resources. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. The most directly comparable GAAP information and a reconciliation between the GAAP and non-GAAP amounts is provided in the table below.

	For the Year Ended
	October 31, 2015	November 1, 2014
	(In thousands, except per share amounts)
Non-GAAP adjustments
Stock-based compensation expense included in cost of revenues	$12,946	$14,962
Amortization of intangible assets expense included in cost of revenues	7,641	8,010

Total gross margin impact from non-GAAP adjustments	20,587	22,972
Stock-based compensation expense included in research and development	18,714	18,635
Stock-based compensation expense included in sales and marketing	38,340	31,651
Stock-based compensation expense included in general and administrative	18,528	19,666
Amortization of intangible assets expense included in operating expenses	2,556	10,280
Acquisition and integration costs	3,942	—
Restructuring, goodwill impairment, and other related costs (benefits)	(678)	89,280
Gain on sale of network adapter business	—	(4,884)

Total operating income impact from non-GAAP adjustments	101,989	187,600
Call premium cost and write-off of debt discount and debt issuance costs related to lenders that did not participate in refinancing	15,122	—
Gain on sale of non-marketable equity investment	—	(5,242)
Convertible debt interest	11,731	—
Income tax effect of non-GAAP adjustments	(33,179)	(17,643)

Total net income impact from non-GAAP adjustments	$95,663	$164,715

Operating income reconciliation
GAAP operating income	$492,680	$386,112
Total operating income impact from non-GAAP adjustments	101,989	187,600

Non-GAAP operating income	$594,669	$573,712

GAAP operating income, as a percent of total net revenues	21.8%	17.5%
Non-GAAP operating income, as a percent of total net revenues	26.3%	25.9%
Net income per share reconciliation
Net income on a GAAP basis	$340,362	$237,971

Shares used in GAAP and non-GAAP per share calculation—diluted	430,556	446,859

GAAP net income per share—diluted	$0.79	$0.53
Total net income per share impact from non-GAAP adjustments—diluted	$0.22	$0.37

Non-GAAP net income per share—diluted	$1.01	$0.90

B-1

MAP AND DIRECTIONS TO BROCADE COMMUNICATIONS SYSTEMS, INC.

Brocade Communications Systems, Inc.

130 Holger Way

San Jose, CA 95134

From San Francisco — Traveling South on Interstate 280

•	South on Interstate 280 and take the Highway 85 N exit toward Mountain View.
•	Take the 237 E exit towards Alviso/Milpitas.
•	Take the North First Street exit and turn left onto North First Street.
•	Turn left at Holger Way.
•	Turn right into the Brocade parking lot at 130 Holger Way.

From San Francisco — Traveling South on Highway 101

•	South on Highway 101 and take the Highway 237 E exit toward Alviso/Milpitas.
•	Take the North First Street exit and turn left onto North First Street.
•	Turn left at Holger Way.
•	Turn right into the Brocade parking lot at 130 Holger Way.

From San Jose — Traveling North on Highway 101

•	North on Highway 101 and take Interstate 880 N toward Oakland.
•	Take the Montague Expressway W exit and merge onto Montague Expressway.
•	Turn right at North First Street.
•	Turn right at Holger Way.
•	Turn right into the Brocade parking lot at 130 Holger Way.

Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below:  ☐

COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR each of the Nominees Listed in Proposal 1 and a Vote FOR

Proposals 2, 3, 4, and 5.

1.	Election of directors:

		FOR	AGAINST	ABSTAIN

	01 Judy Bruner	☐	☐	☐

	02 Lloyd A. Carney	☐	☐	☐

	03 Renato A. DiPentima	☐	☐	☐

	04 Alan L. Earhart	☐	☐	☐

	05 John W. Gerdelman	☐	☐	☐

	06 David L. House	☐	☐	☐

	07 L. William Krause	☐	☐	☐

	08 David E. Roberson	☐	☐	☐

	09 Sanjay Vaswani	☐	☐	☐

2.	Nonbinding advisory vote to approve executive compensation	☐	For	☐	Against	☐	Abstain

3.	Approval of the amendment and restatement of the 2009 Employee Stock Purchase Plan	☐	For	☐	Against	☐	Abstain

4.	Approval of the amendment of the bylaws to provide that the courts located within the state of Delaware will serve as the exclusive forum for the adjudication of certain legal disputes	☐	For	☐	Against	☐	Abstain

5.	Ratification of the appointment of KPMG LLP as the independent registered public accountants of Brocade Communications Systems, Inc. for the fiscal year ending October 29, 2016	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

BROCADE COMMUNICATIONS SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS

[            ], APRIL     , 2016

             Pacific Time

Brocade’s Corporate Headquarters

130 Holger Way

San Jose, California 95134

Brocade Communications Systems, Inc. 130 Holger Way San Jose, California 95134	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April     , 2016.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the Nominees listed in Proposal 1 and “FOR” Proposals 2, 3, 4 and 5.

By signing the proxy, you revoke all prior proxies and appoint David L. House, Lloyd A. Carney, Ellen A. O’Donnell and Daniel W. Fairfax and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.proxypush.com/brcd	1-866-883-3382

Use the Internet to vote your proxy until 11:59 p.m. (Eastern Time) on April , 2016.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (Eastern Time) on April , 2016.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.